Exhibit 99.1
Explanatory Note
As discussed in the Quarterly Report on Form 10-Q for the quarter ended March 31, 2018 filed by Marsh & McLennan Companies, Inc. (the "Company") on April 27, 2018, effective January 1, 2018, the Company adopted an amendment to ASC Topic 715 ("ASC 715") that changes the presentation of net periodic pension cost and net periodic postretirement cost (''net periodic benefit costs"). The new guidance requires employers to report the service cost component of net periodic benefit costs in the same line item as other compensation costs in the income statement. The other components of net periodic benefit costs are required to be presented in the income statement separately from the service cost component and outside a subtotal of income from operations.
The guidance is effective for annual periods beginning after December 15, 2017, including interim periods within those annual periods. The new guidance requires retrospective application for the presentation of the service cost component and the other components of net periodic benefit costs. Accordingly, the Company is filing this Exhibit 99.1 to its Current Report on Form 8-K to retrospectively reclassify certain previously reported financial information in its Annual Report on Form 10-K for the fiscal year ended December 31, 2017 to reflect this change. Except as specifically provided herein, the Company has not updated this Exhibit 99.1 to its Current Report for any development or event occurring after February 22, 2018, the date on which the Company's 2017 Annual Report on Form 10-K was filed with the SEC.
The adoption of this guidance impacts the line item presentation of the Company's results of operations, but does not change income before taxes, net income or earnings per share.
This Exhibit 99.1 to the Company's Current Report includes updates only to the extent necessary to reflect reclassifications made to the following items of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2017:

•	Item 6. Selected Financial Data

•	Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations; and

•	Item 8. Financial Statements and Supplementary Data

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS
This Current Report on Form 8-K contains "forward-looking statements," as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management's current views concerning future events or results, use words like "anticipate," "assume," "believe," "continue," "estimate," "expect," "intend," "plan," "project" and similar terms, and future or conditional tense verbs like "could," "may," "might," "should," "will" and "would."
Forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed or implied in our forward-looking statements. Factors that could materially affect our future results include, among other things:

•
the impact of any investigations, reviews, market studies or other activity by regulatory or law enforcement authorities, including the U.K. FCA wholesale insurance broker market study and the ongoing investigations by the European Commission;

•	the impact from lawsuits, other contingent liabilities and loss contingencies arising from errors and omissions, breach of fiduciary duty or other claims against us;

•
our organization's ability to maintain adequate safeguards to protect the security of our information systems and confidential, personal or proprietary information, particularly given the large volume of our vendor network and the need to patch software vulnerabilities;

•	our ability to compete effectively and adapt to changes in the competitive environment, including to respond to disintermediation, digital disruption and other types of innovation;

•
the financial and operational impact of complying with laws and regulations where we operate, including cybersecurity and data privacy regulations such as the E.U.’s General Data Protection Regulation, anti-corruption laws and trade sanctions regimes;

•	the regulatory, contractual and reputational risks that arise based on insurance placement activities and various broker revenue streams;

•	the extent to which we manage risks associated with the various services, including fiduciary and investments and other advisory services;

•	our ability to successfully recover if we experience a business continuity problem due to cyberattack, natural disaster or otherwise;

•	the impact of changes in tax laws, guidance and interpretations, including related to certain provisions of the U.S. Tax Cuts and Jobs Act, or disagreements with tax authorities;

•	the impact of fluctuations in foreign exchange and interest rates on our results;

•	the impact of macroeconomic, political, regulatory or market conditions on us, our clients and the industries in which we operate; and

•	the impact of changes in accounting rules or in our accounting estimates or assumptions, including the impact of the adoption of the new revenue recognition, pension and lease accounting standards.
The factors identified above are not exhaustive. Further information concerning Marsh & McLennan Companies and its businesses, including information about factors that could materially affect our results of operations and financial condition, is contained in the Company's filings with the Securities and Exchange Commission, including the "Risk Factors" section in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and the "Management’s Discussion and Analysis of Financial Condition and Results of Operations" section in Part II, Item 7 of this Current Report on Form 8-K. We caution readers not to place undue reliance on any forward-looking statements, which are based only on information available to us on the date of filing of our Form 10-K for the fiscal year ended December 31, 2017, as filed on February 22, 2018, updated only to the extent necessary to reflect the retrospective reclassification described in the "Explanatory Note" to the Current Report on Form 8-K.

ITEM 6.   SELECTED FINANCIAL DATA
Marsh & McLennan Companies, Inc. and Subsidiaries
FIVE-YEAR STATISTICAL SUMMARY OF OPERATIONS

For the Years Ended December 31, (In millions, except per share figures)	2017	2016	2015	2014	2013
Revenue	$14,024	$13,211	$12,893	$12,951	$12,261
Expense:
Compensation and Benefits	8,085	7,694	7,569	7,692	7,250
Other Operating Expenses	3,284	3,086	3,140	3,135	2,958
Operating Expenses	11,369	10,780	10,709	10,827	10,208
Operating Income (a)	2,655	2,431	2,184	2,124	2,053
Other net benefit credits	201	233	235	177	24
Interest Income	9	5	13	21	18
Interest Expense	(237)	(189)	(163)	(165)	(167)
Cost of Extinguishment of Debt	—	—	—	(137)	(24)
Investment Income	15	—	38	37	69
Income Before Income Taxes	2,643	2,480	2,307	2,057	1,973
Income Tax Expense (b)	1,133	685	671	586	594
Income From Continuing Operations	1,510	1,795	1,636	1,471	1,379
Discontinued Operations, Net of Tax	2	—	—	26	6
Net Income Before Non-Controlling Interests	1,512	1,795	1,636	1,497	1,385
Less: Net Income Attributable to Non-Controlling Interests	20	27	37	32	28
Net Income Attributable to the Company	$1,492	$1,768	$1,599	$1,465	$1,357
Basic Net Income Per Share Information:
Income From Continuing Operations	$2.91	$3.41	$3.01	$2.64	$2.46
Income From Discontinued Operations	—	—	—	0.05	0.01
Net Income Attributable to the Company	$2.91	$3.41	$3.01	$2.69	$2.47
Average Number of Shares Outstanding	513	519	531	545	549
Diluted Income Per Share Information:
Income From Continuing Operations	$2.87	$3.38	$2.98	$2.61	$2.42
Discontinued Operations, Net of Tax Per Share	—	—	—	0.04	0.01
Net Income Attributable to the Company	$2.87	$3.38	$2.98	$2.65	$2.43
Average Number of Shares Outstanding	519	524	536	553	558
Dividends Paid Per Share	$1.43	$1.30	$1.18	$1.06	$0.96
Return on Average Equity	22%	27%	23%	19%	19%
Year-End Financial Position:
Working capital	$1,300	$802	$1,336	$1,856	$2,027
Total assets	$20,429	$18,190	$18,216	$17,793	$16,960
Long-term debt	$5,225	$4,495	$4,402	$3,368	$2,619
Total equity	$7,442	$6,272	$6,602	$7,133	$7,975
Total shares outstanding (net of treasury shares)	509	514	522	540	547
Other Information:
Number of employees	64,000	60,000	60,000	57,000	55,000
Stock price ranges—
U.S. exchanges — High	$86.54	$69.77	$59.99	$58.74	$48.56
— Low	$66.75	$50.81	$50.90	$44.25	$34.43

(a)	Includes the impact of net restructuring costs of $40 million, $44 million, $28 million, $12 million and $22 million in 2017, 2016, 2015, 2014 and 2013, respectively.

(b)	Income tax expense in 2017 includes a $460 million provisional charge related to the enactment of U.S. tax reform.
See "Management’s Discussion and Analysis of Financial Condition and Results of Operations", appearing under Part II, Item 7 of this report, for discussion of significant items affecting the results of operations in 2017, 2016 and 2015.

ITEM 7.    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
As discussed in Note 1 of these consolidated financial statements included in Item 8, effective January 1, 2018, the Company adopted the new guidance that changes the presentation of net periodic pension cost and net periodic postretirement cost (''net periodic benefit costs"). The new guidance requires employers to report the service cost component of net periodic benefit costs in the same line item as other compensation costs in the income statement. The other components of net periodic benefit costs are required to be presented in the income statement separately from the service cost component and outside a subtotal of income from operations. The Company’s measure of segment performance, (i.e. segment operating income), will reflect the change in presentation to be consistent with the revised definition of operating income as determined under the new guidance. As such, segment operating income will no longer include the non-service cost components of net periodic pension and net periodic benefit costs. Accordingly, the consolidated results of operations, segment data and related disclosures contained in this management's discussion and analysis and notes to the consolidated financial statements have been reclassified to reflect the retrospective adoption of this guidance as described further in the "Explanatory Note" to this Current Report on Form 8-K.
General
Marsh & McLennan Companies, Inc. and its consolidated subsidiaries (the "Company") is a global professional services firm offering clients advice and solutions in risk, strategy and people. Its businesses include: Marsh, the insurance broker, intermediary and risk advisor; Guy Carpenter, the risk and reinsurance specialist; Mercer, the provider of HR and Investment related financial advice and services; and Oliver Wyman Group, the management, economic and brand consultancy. With nearly 65,000 colleagues worldwide and annual revenue of more than $14 billion, the Company provides analysis, advice and transactional capabilities to clients in more than 130 countries.
The Company conducts business through two segments:

•
Risk and Insurance Services includes risk management activities (risk advice, risk transfer and risk control and mitigation solutions) as well as insurance and reinsurance broking and services. The Company conducts business in this segment through Marsh and Guy Carpenter.

•
Consulting includes health, retirement, talent and investments consulting services and products, and specialized management, economic and brand consulting services. The Company conducts business in this segment through Mercer and Oliver Wyman Group.

We describe the primary sources of revenue and categories of expense for each segment below, in our discussion of segment financial results. A reconciliation of segment operating income to total operating income is included in Note 15 to the consolidated financial statements included in Part II, Item 8 in this report. The accounting policies used for each segment are the same as those used for the consolidated financial statements.
This Management's Discussion & Analysis ("MD&A") contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. See "Information Concerning Forward-Looking Statements" at the outset of this report.

Consolidated Results of Operations

For the Years Ended December 31, (In millions, except per share figures)	2017	2016	2015
Revenue	$14,024	$13,211	$12,893
Expense
Compensation and Benefits	8,085	7,694	7,569
Other Operating Expenses	3,284	3,086	3,140
Operating Expenses	11,369	10,780	10,709
Operating Income	$2,655	$2,431	$2,184
Income from Continuing Operations	$1,510	$1,795	$1,636
Discontinued Operations, Net of Tax	2	—	—
Net Income Before Non-Controlling Interests	$1,512	$1,795	$1,636
Net Income Attributable to the Company	$1,492	$1,768	$1,599
Net Income from Continuing Operations Per Share:
Basic	$2.91	$3.41	$3.01
Diluted	$2.87	$3.38	$2.98
Net Income Per Share Attributable to the Company:
Basic	$2.91	$3.41	$3.01
Diluted	$2.87	$3.38	$2.98
Average number of shares outstanding:
Basic	513	519	531
Diluted	519	524	536
Shares outstanding at December 31,	509	514	522
In 2017, the Company’s results of operations and earnings per share were impacted negatively, in part, as a result of two significant items in 2017:

•
U.S. tax reform - On December 22, 2017, the U.S. enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the "TCJA"). The TCJA provides for a reduction in the U.S. corporate tax rate to 21% and the creation of a territorial tax system. The TCJA also changes the deductibility of certain expenses, primarily executive officers compensation. An aggregate charge of $460 million was recorded in the fourth quarter of 2017 as a result of the enactment of the TCJA. The TCJA provides for a transition to the territorial system through a deemed repatriation tax (the "transition tax") on undistributed earnings of non-U.S. subsidiaries. The Company recorded a provisional charge of $240 million in the fourth quarter of 2017 as an estimate of U.S. transition taxes and ancillary effects, including state taxes and foreign withholding taxes related to the change in permanent reinvestment status with respect to our pre-2018 foreign earnings. This transition tax is payable over eight years. The reduction of the U.S. corporate tax rate from 35% to 21%, reduces the value of the U.S. deferred tax assets and liabilities, accordingly, a net charge of $220 million was recorded. A more complete discussion of the TCJA and its impact on the Company’s results is included under the heading "Income Taxes".

•
Pension Settlement charge in the U.K. - The Defined Benefit Pension Plans in the U.K. allow participants an option for the payment of a lump sum distribution from plan assets before retirement in full satisfaction of the retirement benefits due to the participant as well as any survivor’s benefit. The Company’s policy under applicable U.S. GAAP is to treat these lump sum payments as a partial settlement of the plan liability if they exceed the sum of service cost plus interest cost components of net period pension cost of a plan for the year ("settlement thresholds"). The amount of lump sum payments through December 31, 2017 exceeded the settlement thresholds in two of the U.K. plans. This resulted in a non-cash settlement charge of $54 million recorded in December 2017, which is included in other net benefit credits in the consolidated statement of income.

Consolidated operating income increased 9% to $2.7 billion in 2017 compared with $2.4 billion in 2016, reflecting the combined impact of a 6% increase in revenue and a 5% increase in expenses as compared with the prior year. Income before income taxes increased 7%, to $2.6 billion, reflecting the increase in operating income partly offset by higher interest expense, primarily reflecting an increase in average debt outstanding during the year resulting from the issuance of $1 billion of senior notes in January 2017, partly offset by the repayment of $250 million of senior notes in April 2017.
Diluted earnings per share was $2.87 in 2017, compared with $3.38 in 2016. The decrease reflects a significantly higher effective tax rate in 2017, primarily resulting from an aggregate provisional charge of $460 million related to the enactment in December 2017 of U.S. tax reform and a pension settlement charge, which are discussed above. The impact from U.S. tax reform was partly offset by discrete tax items during the year, in particular the benefit from the required change in accounting for tax consequences related to stock compensation. The $460 million provisional charge related to U.S. tax reform reduced diluted earnings per share by $0.89.
Average diluted shares outstanding for 2017 decreased to 519 million, compared with 524 million during 2016. Shares issued related to the vesting of share awards and the exercise of employee stock options, were more than offset by share repurchases during the year. Average shares outstanding in 2017 was also impacted by the change in accounting for stock compensation. Under the applicable guidance, the excess tax benefits for unvested shares and unexercised stock options are no longer included in the calculation of common stock equivalents ("CSEs") under the treasury stock method. This had the effect of increasing CSEs by approximately 1.7 million shares in 2017.
Risk and Insurance Services operating income increased $150 million, or 9%, in 2017 compared with 2016. Revenue increased 7%, reflecting a 3% increase on an underlying basis and a 4% increase from acquisitions. Expense increased 6% or 2% on an underlying basis in 2017 compared with 2016.
Consulting operating income increased $72 million, or 7%, to $1.1 billion in 2017 compared with 2016, reflecting the combined impact of 5% growth for both revenue and expense.
Consolidated operating income increased 11% to $2.4 billion in 2016 compared with $2.2 billion in 2015, reflecting the combined impact of a 2% increase in revenue and a 1% increase in expenses as compared to the prior year.
Risk and Insurance Services operating income increased $215 million, or 16% in 2016 compared with 2015. Revenue increased 4% reflecting a 3% increase on an underlying basis and a 3% increase from acquisitions, partly offset by a decrease resulting from the impact of foreign currency translation of 2%. Expense increased 1% in 2016 compared with 2015.
Consulting operating income increased $24 million, or 2%, to $1.0 billion in 2016 compared with 2015, reflecting the combined impact of 1% revenue growth, while expense was flat.

Consolidated Revenue and Expense
Revenue - Components of Change
The Company conducts business in many countries. As a result, foreign exchange rate movements may impact period-to-period comparisons of revenue. Similarly, certain other items such as the revenue impact of acquisitions and dispositions, including transfers among businesses, may impact period-to-period comparisons of revenue. Underlying revenue measures the change in revenue from one period to another by isolating these impacts. The impact of foreign currency exchange fluctuations, acquisitions and dispositions, including transfers among businesses, on the Company’s operating revenues by segment was as follows:

	Year Ended December 31,			Components of Revenue Change*
(In millions, except percentage figures)	2017	2016	% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions Impact	Underlying Revenue
Risk and Insurance Services
Marsh	$6,404	$5,976	7%	—	5%	3%
Guy Carpenter	1,187	1,141	4%	—	—	4%
Subtotal	7,591	7,117	7%	—	4%	3%
Fiduciary Interest Income	39	26
Total Risk and Insurance Services	7,630	7,143	7%	—	4%	3%
Consulting
Mercer	4,528	4,323	5%	—	2%	2%
Oliver Wyman Group	1,916	1,789	7%	—	—	7%
Total Consulting	6,444	6,112	5%	—	2%	4%
Corporate/Eliminations	(50)	(44)
Total Revenue	$14,024	$13,211	6%	—	3%	3%

*	Components of revenue change may not add due to rounding.
The following table provides more detailed revenue information for certain of the components presented above:

	Year Ended December 31,			Components of Revenue Change*
(In millions, except percentage figures)	2017	2016	% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions Impact	Underlying Revenue
Marsh:
EMEA	$2,033	$1,924	6%	(1)%	7%	—
Asia Pacific	645	635	2%	—	(5)%	6%
Latin America	404	374	8%	(3)%	3%	7%
Total International	3,082	2,933	5%	(1)%	4%	2%
U.S. / Canada	3,322	3,043	9%	—	6%	4%
Total Marsh	$6,404	$5,976	7%	—	5%	3%
Mercer:
Defined Benefit Consulting & Administration	$1,381	$1,447	(5)%	(1)%	(2)%	(2)%
Investment Management & Related Services	767	606	26%	1%	15%	10%
Total Wealth	2,148	2,053	5%	—	3%	2%
Health	1,648	1,588	4%	—	2%	2%
Career	732	682	7%	—	2%	5%
Total Mercer	$4,528	$4,323	5%	—	2%	2%

Underlying revenue measures the change in revenue using consistent currency exchange rates, excluding the impact of certain items that affect comparability such as: acquisitions, dispositions, transfers among businesses and the deconsolidation of Marsh India.

Effective January 1, 2017, Mercer established a Wealth business reflecting a unified client strategy for its former Retirement and Investment business. The 2016 information in the chart above has been conformed to the current presentation.

* Components of revenue change may not add due to rounding.

	Year Ended December 31,			Components of Revenue Change*
(In millions, except percentage figures)	2016	2015	% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions Impact	Underlying Revenue
Risk and Insurance Services
Marsh	$5,976	$5,727	4%	(2)%	4%	3%
Guy Carpenter	1,141	1,121	2%	—	—	2%
Subtotal	7,117	6,848	4%	(2)%	3%	3%
Fiduciary Interest Income	26	21
Total Risk and Insurance Services	7,143	6,869	4%	(2)%	3%	3%
Consulting
Mercer	4,323	4,313	—	(2)%	—	3%
Oliver Wyman Group	1,789	1,751	2%	(2)%	—	3%
Total Consulting	6,112	6,064	1%	(2)%	—	3%
Corporate/Eliminations	(44)	(40)
Total Revenue	$13,211	$12,893	2%	(2)%	2%	3%

*	Components of revenue change may not add due to rounding.
The following table provides more detailed revenue information for certain of the components presented above:

	Year Ended December 31,			Components of Revenue Change*
(In millions, except percentage figures)	2016	2015	% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions Impact	Underlying Revenue
Marsh:
EMEA	$1,924	$1,848	4%	(4)%	6%	2%
Asia Pacific	635	636	—	—	(3)%	3%
Latin America	374	380	(2)%	(10)%	—	8%
Total International	2,933	2,864	2%	(4)%	4%	3%
U.S. / Canada	3,043	2,863	6%	—	4%	2%
Total Marsh	$5,976	$5,727	4%	(2)%	4%	3%
Mercer:
Defined Benefit Consulting & Administration	$1,447	$1,579	(8)%	(4)%	(6)%	—
Investment Management & Related Services	606	584	4%	(3)%	1%	6%
Total Wealth	2,053	2,163	(5)%	(3)%	(4)%	2%
Health	1,588	1,558	2%	(1)%	—	3%
Career	682	592	15%	(2)%	12%	5%
Total Mercer	$4,323	$4,313	—	(2)%	—	3%

Underlying revenue measures the change in revenue using consistent currency exchange rates, excluding the impact of certain items that affect comparability such as: acquisitions, dispositions and transfers among businesses. For 2015, the impact of a $37 million gain from the disposal of Mercer's U.S. defined contribution recordkeeping business is included in acquisitions/dispositions in Mercer's Defined Benefit Consulting & Administration business.

*	Components of revenue change may not add due to rounding.
Revenue
Consolidated revenue was $14 billion in 2017, an increase of 6%, or 3% on an underlying basis. Revenue in the Risk and Insurance Services segment increased 7% in 2017 compared with 2016, or 3% on an underlying basis. Revenue increased 3% and 4% on an underlying basis at Marsh and Guy Carpenter, respectively, as compared with 2016. The Consulting segment's revenue increased 5% compared with 2016, or 4% on an underlying basis. Revenue increased 2% and 7% on an underlying basis at Mercer and Oliver Wyman Group, respectively, as compared with 2016.

Consolidated revenue was $13.2 billion in 2016, an increase of 2%, or 3% on an underlying basis. Revenue in the Risk and Insurance Services segment increased 4% in 2016 compared with 2015, or 3% on an underlying basis. Revenue increased 3% and 2% on an underlying basis at Marsh and Guy Carpenter, respectively, as compared with 2015. The Consulting segment's revenue increased 1% on a reported basis compared with 2015, or 3% on an underlying basis. Both Mercer and Oliver Wyman Group's revenue increased 3% on an underlying basis compared with 2015.
Operating Expense
Consolidated operating expenses increased 5% in 2017 compared with 2016, or 2% on an underlying basis. The increase in underlying expenses was primarily due to higher base salaries and incentive compensation costs partly offset by lower costs related to liabilities for errors and omissions.
Consolidated operating expenses increased 1% in 2016 compared with the same period in 2015 on both a reported and underlying basis. The underlying expense increase reflects higher base salary costs and higher amortization of identified intangible assets partly offset by decreases in contingent acquisition consideration expense.
Risk and Insurance Services
In the Risk and Insurance Services segment, the Company’s subsidiaries and other affiliated entities act as brokers, agents or consultants for insureds, insurance underwriters and other brokers in the areas of risk management, insurance broking and insurance program management services, primarily under the name of Marsh; and engage in reinsurance broking, catastrophe and financial modeling services and related advisory functions, primarily under the name of Guy Carpenter.
Marsh and Guy Carpenter are compensated for brokerage and consulting services primarily through fees paid by clients or commissions paid out of premiums charged by insurance and reinsurance companies. Commission rates vary in amount depending upon the type of insurance or reinsurance coverage provided, the particular insurer or reinsurer, the capacity in which the broker acts and negotiates with clients. Revenues can be affected by premium rate levels in the insurance/reinsurance markets, the amount of risk retained by insurance and reinsurance clients themselves and by the value of the risks that have been insured since commission-based compensation is frequently related to the premiums paid by insureds/reinsureds. In many cases, fee compensation may be negotiated in advance, based on the type of risk, coverage required and service provided by the Company and ultimately, the extent of the risk placed into the insurance market or retained by the client. The trends and comparisons of revenue from one period to the next can be affected by changes in premium rate levels, fluctuations in client risk retention and increases or decreases in the value of risks that have been insured, as well as new and lost business, and the volume of business from new and existing clients.
Marsh also receives other compensation from insurance companies, separate from retail fees and commissions. This compensation includes, among other things, payment for consulting and analytics services provided to insurers; administrative and other services provided to or on behalf of insurers (including services relating to the administration and management of quota share, panels and other facilities in which insurers participate); and contingent commissions. Marsh and Guy Carpenter also receive interest income on certain funds (such as premiums and claims proceeds) held in a fiduciary capacity for others. The investment of fiduciary funds is regulated by state and other insurance authorities. These regulations typically require segregation of fiduciary funds and limit the types of investments that may be made with them. Interest income from these investments varies depending on the amount of funds invested and applicable interest rates, both of which vary from time to time. For presentation purposes, fiduciary interest is segregated from the other revenues of Marsh and Guy Carpenter and separately presented within the segment, as shown in the revenue by segments charts presented earlier in this MD&A.

The results of operations for the Risk and Insurance Services segment are presented below:

(In millions of dollars, except percentages)	2017	2016	2015
Revenue	$7,630	$7,143	$6,869
Compensation and Benefits	4,171	3,904	3,802
Other Operating Expenses	1,728	1,658	1,701
Operating Expenses	5,899	5,562	5,503
Operating Income	$1,731	$1,581	$1,366
Operating Income Margin	22.7%	22.1%	19.9%
Revenue
Revenue in the Risk and Insurance Services segment increased 7% in 2017 compared with 2016, due to a 3% growth in underlying revenue and 4% growth from acquisitions.
In Marsh, revenue increased 7% to $6.4 billion in 2017 as compared with 2016, reflecting a 3% increase on an underlying basis and a 5% increase from acquisitions. U.S./Canada had underlying revenue growth of 4%. International operations increased 2% on an underlying basis, reflecting increases of 6% in Asia Pacific and 7% in Latin America, while growth in EMEA was flat.
Guy Carpenter’s revenue increased 4% to $1.2 billion in 2017 compared with 2016, for both a reported and underlying basis.
Fiduciary interest income was $39 million in 2017 compared with $26 million in 2016 due to the combined effect of higher average invested funds and higher interest rates.
The Risk and Insurance Services segment completed seven acquisitions during 2017. Information regarding those acquisitions is included in Note 4 to the consolidated financial statements.
Revenue in the Risk and Insurance Services segment increased 4% in 2016 compared with 2015, as a 3% growth in underlying revenue and 3% growth from acquisitions was partly offset by a 2% decrease resulting from the impact of foreign currency translation.
In Marsh, revenue of $6 billion increased 4% in 2016 as compared with 2015, reflecting a 3% increase on an underlying basis and a 4% increase from acquisitions, offset by a 2% decrease resulting from the impact of foreign currency translation. The underlying revenue increase reflects growth in all major geographies. International operations had underlying revenue growth of 3% reflecting increases of 2% in EMEA, 3% in Asia Pacific and 8% in Latin America, while U.S./Canada increased 2%.
Guy Carpenter’s revenue increased 2% to $1.1 billion in 2016 compared with 2015, for both a reported and underlying basis.
Fiduciary interest income was $26 million in 2016 compared with $21 million in 2015 due to the combined effect of higher average invested funds and higher interest rates.
The Risk and Insurance Services segment completed nine acquisitions during 2016.
Expense
Expense in the Risk and Insurance Services segment increased 6% in 2017 compared with 2016, reflecting a 2% increase on an underlying basis and a 5% increase from acquisitions. The underlying expense increase is primarily due to higher base salaries and incentive compensation costs partly offset by lower costs related to liabilities for errors and omissions.
Expense in the Risk and Insurance Services segment increased 1% on both a reported and underlying basis in 2016 compared with 2015. The impact of foreign currency translation reduced expenses by 3%, which was offset by a 3% increase related to acquisitions. The increase in underlying expense reflects higher base salary and incentive compensation costs and higher identified intangible asset amortization expense, offset by lower contingent consideration costs related to acquisitions.
Consulting
Effective January 1, 2017, Mercer merged its investment and retirement businesses into a newly-created wealth business. We believe this combination better aligns Mercer’s investment management capabilities globally.

The Company conducts business in its Consulting segment through two main business groups, Mercer and Oliver Wyman Group. Mercer provides consulting expertise, advice, services and solutions in the areas of health, retirement, talent and investments. Oliver Wyman Group provides specialized management, economic and brand consulting services.
The major component of revenue in the Consulting business is fees paid by clients for advice and services. Mercer, principally through its health line of business, also earns revenue in the form of commissions received from insurance companies for the placement of group (and occasionally individual) insurance contracts, primarily life, health and accident coverages. Revenue for Mercer’s investment management business and certain of Mercer’s defined contribution administration services consists principally of fees based on assets under management or administration.
Revenue in the Consulting segment is affected by, among other things, global economic conditions, including changes in clients’ particular industries and markets. Revenue is also affected by competition due to the introduction of new products and services, broad trends in employee demographics, including levels of employment, the effect of government policies and regulations, and fluctuations in interest and foreign exchange rates. Revenues from the provision of investment management services and retirement trust and administrative services are significantly affected by the level of assets under management or administration and securities market performance.
For the investment management business, revenues from the majority of funds are included on a gross basis in accordance with U.S. GAAP and include reimbursable expenses incurred by professional staff and sub-advisory fees, and the related expenses are included in other operating expenses.
The results of operations for the Consulting segment are presented below:

(In millions of dollars, except percentages)	2017	2016	2015
Revenue	$6,444	$6,112	$6,064
Compensation and Benefits	3,573	3,450	3,415
Other Operating Expenses	1,761	1,624	1,635
Operating Expenses	5,334	5,074	5,050
Operating Income	$1,110	$1,038	$1,014
Operating Income Margin	17.2%	17.0%	16.7%
Revenue
Consulting revenue in 2017 increased 5% compared with 2016, reflecting a 4% increase on an underlying basis and 2% growth from acquisitions. Mercer's revenue increased 5% to $4.5 billion over the prior year, or 2% on an underlying basis. Mercer's year over year revenue comparison also reflects an increase of 2% from acquisitions. The underlying revenue growth reflects an increase in Career of 5%, Health of 2% and Wealth of 2%. Within Wealth, Investment Management & Related Services increased 10% while Defined Benefit Consulting & Administration decreased 2% compared with the prior year. Oliver Wyman Group’s revenue increased 7% in 2017 compared with 2016, for both a reported and underlying basis.
The Consulting segment completed three acquisitions during 2017. Information regarding these acquisitions is included in Note 4 to the consolidated financial statements.
Consulting revenue in 2016 increased 1% compared with 2015, reflecting a 3% increase on an underlying basis offset by a 2% decrease from the impact of foreign currency translation. Mercer’s revenue of $4.3 billion was flat when compared with 2015 but increased 3% on an underlying basis. Mercer's year over year revenue comparison reflects a decrease of 2% from the impact of foreign currency translation. The underlying revenue growth reflects an increase in Wealth of 2%, Health of 3% and Career of 5%. Within Wealth, Investment Management & Related Services increased 6% while Defined Benefit Consulting & Administration was flat compared with 2015. Oliver Wyman Group’s revenue increased 2% in 2016 compared with 2015, reflecting an increase of 3% on an underlying basis, partly offset by a decrease of 2% from the impact of foreign currency translation.
The Consulting segment completed six acquisitions during 2016.

Expense
Consulting expense in 2017 increased 5% compared with 2016, reflecting an increase of 3% on an underlying basis and a 3% increase from the impact of acquisitions. The increase in underlying expense reflects higher base salaries, asset based fees and outside service costs, partly offset by lower severance costs and lower costs related to liabilities for errors and omissions.
Consulting expense in 2016 was essentially flat compared with 2015, reflecting an increase of 2% on an underlying basis offset by a 2% decrease from the impact of foreign currency translation. The increase in underlying expense reflects higher base salaries.
Corporate and Other
Corporate expense in 2017 was $186 million compared with $188 million in 2016. The decrease in expense is primarily due to lower consulting, occupancy and general insurance costs.
Corporate expense in 2016 was $188 million compared with $196 million in 2015, reflecting lower executive compensation costs.

Other Corporate Items
Interest
Interest income earned on corporate funds amounted to $9 million in 2017 compared with $5 million in 2016. Interest expense in 2017 was $237 million compared with $189 million in 2016. The increase in interest expense was primarily due to higher average debt outstanding in 2017.
Interest income earned on corporate funds amounted to $5 million in 2016 compared with $13 million in 2015. The decrease is due to the combined effects of a lower level of invested funds and lower interest rates. Interest expense in 2016 was $189 million compared with $163 million in 2015 due to higher average outstanding debt in 2016.
Investment Income
The caption "Investment income (loss)" in the consolidated statements of income comprises realized and unrealized gains and losses from investments recognized in current earnings. It includes, when applicable, other-than-temporary declines in the value of debt and available-for-sale securities and equity method gains or losses on its investment in private equity funds. The Company's investments may include direct investments in insurance, consulting and related companies and investments in private equity funds. The Company recorded net investment income of $15 million in 2017 compared to less than $1 million in 2016 and $38 million in 2015. The increase in 2017 versus 2016 was primarily due to a gain on the sale of an investment and higher equity method gains related to the Company's investments in private equity funds. Net investment income in 2015 was primarily related to the general partner carried interest from Trident III. Stonepoint Capital, the investment manager of Trident III, substantially liquidated the remaining two investments of Trident III during the third quarter of 2015, which resulted in the Company recognizing its remaining deferred performance fees.
Income Taxes
On December 22, 2017, the U.S. enacted the TCJA. The TCJA provides for a reduction in the U.S. corporate tax rate to 21% and the creation of a territorial tax system. The TCJA also changes the deductibility of certain expenses, primarily executive officers compensation. The Company recorded a provisional charge of $460 million related to the enactment of the TCJA. As discussed in Note 6 to the consolidated financial statements this provisional charge may be adjusted in 2018. The TCJA provides for a transition to the territorial system via a transition tax on undistributed earnings of non-U.S. subsidiaries. The Company recorded a provisional charge of $240 million in the fourth quarter as an estimate of U.S. transition taxes and ancillary effects, including state taxes and foreign withholding taxes related to the change in permanent reinvestment status with respect to our pre-2018 foreign earnings. This transition tax is payable over eight years. The reduction of the U.S. corporate tax rate from 35% to 21%, reduces the value of the US deferred tax assets and liabilities, accordingly, a charge of $220 million was recorded. The more complete discussion of the TCJA and its impact on the Company’s results is further below.

The Company's consolidated effective tax rate was 42.9%, 27.6% and 29.1% in 2017, 2016 and 2015, respectively. The effective tax rate in 2017 reflects the provisional estimate of U.S. tax reform as well as the impact of the required change in accounting for the tax effects of equity awards. The 2017, 2016 and 2015 rates also reflect foreign operations which historically have been taxed at rates below the U.S. statutory tax rate, including the effect of repatriation, as well as the impact of discrete tax matters such as tax legislation, changes in valuation allowances, nontaxable adjustments to contingent acquisition consideration and the true-up of the tax provision to amounts filed in the Company's tax returns. In 2017, pre-tax income in the U.K., Barbados, Canada, Australia, and Ireland accounted for approximately 60% of the Company's total non-U.S. pre-tax income, with effective rates in those countries of 20%, 1%, 27%, 31% and 12%, respectively.
As noted above, the TCJA significantly increased income tax expense from two discrete charges discussed above. The lower U.S. corporate rate is expected to provide a significant ongoing benefit to our effective tax rate and U.S. cash tax liabilities due to the significantly lower U.S. statutory tax rate and the quasi-territorial system.
As a U.S. domiciled parent holding company, Marsh & McLennan Companies, Inc. is the issuer of essentially all of the Company's external indebtedness, and incurs the related interest expense in the U.S. Further, most senior executive and oversight functions are conducted in the U.S. and the associated costs are incurred primarily in the United States.
The mandatory taxation of accumulated undistributed foreign earnings through the transition tax substantially changed the economic considerations of continued permanent investment of those accumulated earnings, a key component of our global capital strategy. As a result of the transition tax, the Company anticipates repatriating the majority of the accumulated earnings that was previously intended to be permanently re-invested outside of the U.S. We continue to evaluate our global investment strategy in light of expected relief from U.S. tax reform under the new territorial tax regime for future foreign earnings.
The effective tax rate may vary significantly from period to period. The rate is sensitive to the geographic mix of the Company's earnings and repatriation of cash, which may result in higher or lower effective tax rates. Losses in certain jurisdictions cannot be offset by earnings from other operations, and may require valuation allowances that affect the rate, depending on estimates of the realizability of associated deferred tax assets. The effective tax rate is also sensitive to changes in unrecognized tax benefits, including the impact of settled tax audits and expired statutes of limitation.
The realization of deferred tax assets depends on generating future taxable income during the periods in which the tax benefits are deductible or creditable. Tax liabilities are determined and assessed jurisdictionally by legal entity or filing group. Certain taxing jurisdictions allow or require combined or consolidated tax filings. The Company assessed the realizability of its deferred tax assets. The Company considered all available evidence, including the existence of a recent history of losses, placing particular weight on evidence that could be objectively verified. A valuation allowance was recorded to reduce deferred tax assets to the amount that the Company believes is more likely than not to be realized.
Changes in tax laws, rulings, policies or related legal and regulatory interpretations occur frequently and may also have significant favorable or adverse impacts on our current assumptions and effective tax rate.
Liquidity and Capital Resources
The Company is organized as a legal entity separate and distinct from its operating subsidiaries. As the Company does not have significant operations of its own, the Company is dependent upon dividends and other payments from its operating subsidiaries to pay principal and interest on its outstanding debt obligations, pay dividends to stockholders, repurchase its shares and pay corporate expenses. The Company also provides financial support to its operating subsidiaries for acquisitions, investments and certain parts of their business that require liquidity, such as the capital markets business of Guy Carpenter. Other sources of liquidity include borrowing facilities discussed below in financing cash flows.
The Company derives a significant portion of its revenue and operating profit from operating subsidiaries located outside of the United States. Funds from those operating subsidiaries are regularly repatriated to the United States out of annual earnings. At December 31, 2017, the Company had approximately $1.0 billion of cash and cash equivalents in its foreign operations, which includes $171 million of operating funds required to be maintained for regulatory requirements or as collateral under certain captive insurance arrangements. The Company expects to continue its practice of repatriating foreign funds from its non-U.S. operating subsidiaries out of current annual earnings, and with respect to repatriating 2017 and prior earnings, it is in the process of fully evaluating such factors as its short- and long-term capital needs, acquisition and borrowing strategies, and the availability of cash for repatriation for each of its subsidiaries as it considers its permanent reinvestment assertions going forward in light of the enactment at the end of 2017 of the TCJA. During 2017, the Company recorded foreign currency translation adjustments which increased net equity by $715 million. A weakening of the U.S. dollar against foreign currencies would increase the translated U.S. dollar value of the Company’s net investments in its non-U.S. subsidiaries, as well as the translated U.S. dollar value of cash repatriations from those subsidiaries.
Cash on our consolidated balance sheets includes funds available for general corporate purposes. Funds held on behalf of clients in a fiduciary capacity are segregated and shown separately in the consolidated balance sheets as an offset to fiduciary liabilities. Fiduciary funds cannot be used for general corporate purposes, and should not be considered as a source of liquidity for the Company.
Operating Cash Flows
The Company generated $1.9 billion of cash from operations in 2017, compared with $2.0 billion in 2016. These amounts reflect the net income of the Company during those periods, excluding gains or losses from investments, adjusted for non-cash charges and changes in working capital which relate primarily to the timing of payments of accrued liabilities or receipts of assets and pension contributions.
Pension-Related Items
Contributions
During 2017, the Company contributed $85 million to its U.S. pension plans and $229 million to non-U.S. pension plans compared to contributions of $27 million to U.S. plans and $187 million to non-U.S. plans in 2016.
In the United States, contributions to the tax-qualified defined benefit plans are based on ERISA guidelines and the Company generally expects to maintain a funded status of 80% or more of the liability determined under the ERISA guidelines. There was a $6 million contribution to the U.S. qualified plan to meet the ERISA funding requirement in 2017. In addition, the Company made a $50 million discretionary contribution to the U.S. qualified plan in December 2017 and $29 million of contributions to its non-qualified plans. The Company expects to contribute approximately $27 million to its U.S. pension plans in 2018.
The Company contributed $129 million to the U.K. plans in 2017, including an expense allowance of approximately $9 million. Based on the funding test carried out at November 1, 2017, the Company contributions to the U.K. plans in 2018 are expected to be approximately $22 million, including the expense allowance.
Outside the United States, the Company has a large number of non-U.S. defined benefit pension plans, the largest of which are in the U.K., which comprise approximately 81% of non-U.S. plan assets at December 31, 2017. Contribution rates for non-U.S. plans are generally based on local funding practices and statutory requirements, which may differ significantly from measurements under U.S. GAAP. In the U.K., the assumptions used to determine pension contributions are the result of legally-prescribed negotiations between the Company and the plans' trustee that typically occur every three years in conjunction with the actuarial valuation of the plans. Currently, this results in a lower funded status than under U.S. GAAP and may result in contributions irrespective of the U.S. GAAP funded status. In November 2016, the Company and the Trustee of the U.K. Defined Benefits Plans agreed to a funding deficit recovery plan for the U.K. defined benefit pension plans. The current agreement with the Trustee sets out the annual deficit contributions which would be due based on the deficit at December 31, 2015. The funding level is subject to re-assessment, in most cases on November 1 of each year. If the funding level on November 1 is sufficient, no deficit funding contributions will be required in the following year, and the contribution amount will be deferred. The funding level was re-assessed on November 1, 2017 and no deficit funding contributions are required in 2018. The funding level will be re-assessed on November 1, 2018. As part of a long-term strategy, which depends on having greater influence over asset allocation and overall investment decisions, in November 2016 the Company renewed its agreement to support annual deficit contributions by the U.K. operating companies under certain circumstances, up to GBP 450 million over a seven-year period.
In the aggregate, the Company expects to contribute approximately $82 million to its non-U.S. defined benefit plans in 2018, comprising approximately $60 million to plans outside of the U.K. and $22 million to the U.K. plans.
Changes to Pension Plans
In March 2017, the Company modified its defined benefit pension plans in Canada to discontinue further benefit accruals for participants after December 31, 2017 and replaced them with a defined contribution arrangement. The Company also amended its post-retirement benefits plan in Canada so that individuals who retire after April 1, 2019 will not be eligible to participate, except in certain situations. The Company re-measured the assets and liabilities of the plans, based on assumptions and market conditions on the amendment date.
In October 2016, the Company modified its U.S. defined benefit pension plans to discontinue further benefit accruals for participants after December 31, 2016. At the same time, the Company amended its U.S. defined contribution retirement plans for most of its U.S. employees to add an automatic Company contribution equal to 4% of eligible base pay beginning on January 1, 2017. This new Company contribution, together with the Company’s current matching contribution, provides eligible U.S. employees with the opportunity to receive a total contribution of up to 7% of eligible base pay. As required under GAAP, the defined benefit plans that were significantly impacted by the modification were re-measured in October 2016 using market data and assumptions as of the modification date. The net periodic pension expense recognized in 2016 reflects the weighted average costs of the December 31, 2015 measurement and the October 2016 re-measurement. In addition, the U.S. qualified plans were merged effective December 30, 2016, since no participants would be receiving benefit accruals after December 2016.
Effective August 1, 2015, the Company amended its Ireland defined benefit pension plans to close those plans to future benefit accruals and replaced those plans with a defined contribution arrangement. The Company re-measured the assets and liabilities of the plans, based on assumptions and market conditions on the amendment date.
Changes in Funded Status and Expense
The year-over-year change in the funded status of the Company's pension plans is impacted by the difference between actual and assumed results, particularly with regard to return on assets, and changes in the discount rate, as well as the amount of Company contributions, if any. Unrecognized actuarial losses were approximately $1.8 billion and $2.6 billion at December 31, 2017 for the U.S. plans and non-U.S. plans, respectively, compared with $1.7 billion and $3.1 billion at December 31, 2016. The increase in the U.S. was primarily due to a decrease in the discount rate used to measure plan liabilities partly offset by investment returns. The decrease in the non-U.S. plans was primarily due to higher investment returns, the impact of assumption changes and the U.K. settlement in the fourth quarter of 2017 as discussed above, partly offset by the impact of a decrease in discount rates and foreign exchange translation. In the past several years, the amount of unamortized losses has been significantly impacted, both positively and negatively, by actual asset performance and changes in discount rates. The discount rate used to measure plan liabilities decreased in both the U.S. and the U.K. (the Company's largest plans) in 2017 and in 2016. The decreases in 2017 and 2016 followed an increase in 2015. An increase in the discount rate decreases the measured plan benefit obligation, resulting in actuarial gains, while a decrease in the discount rate increases the measured plan obligation, resulting in actuarial losses. During 2017, the Company's defined benefit pension plan assets had actual returns of 19.3% and 9.1% in the U.S. and U.K., respectively. During 2016, the Company's defined benefit pension plan assets had actual returns of 9.8% and 22.1% in the U.S. and U.K., respectively. During 2015, the Company's defined benefit pension plan assets had a loss of 3.9% in the U.S. and gain of 1.2% in the U.K.
Overall, based on the measurement at December 31, 2017, expenses related to the Company’s defined benefit plans are expected to decrease in 2018 by approximately $90 million compared to 2017. Approximately $80 million of the reduction relates to non-U.S. plans, primarily in the U.K. and in Canada. In the U.K., the net benefit credit was reduced in 2017 by the $54 million settlement charge discussed previously. The recognition of a similar charge in 2018 and the amount of such a charge, if any, is dependent upon whether participant lump sum elections reach or exceed the settlement threshold. The remaining decrease primarily relates to plans in Canada, which ceased the accrual of future benefits on January 1, 2018. Approximately half of the defined benefit expense decrease in Canada will be offset by increased costs for contributions to its defined contribution plans.
Historically, service and interest costs were estimated using a single weighted average discount rate derived from the yield curves used to measure the benefit obligations at the beginning of the period. In 2016, the Company changed the approach used to estimate the service and interest cost components of net periodic benefit cost for its significant non-U.S. plans. This change in approach was made to improve the correlation between the projected benefit cash flows and the corresponding yield curve spot rates and to provide a more precise measurement of service and interest costs. The change did not impact the measurement of the plans’ total projected benefit obligation. The Company accounted for this change as a change in estimate, that was applied prospectively beginning in 2016 and resulted in pension expense being approximately $45 million lower than if the prior approach had been used.
The Company’s accounting policies for its defined benefit pension plans, including the selection of and sensitivity to assumptions, are discussed below under Management’s Discussion of Critical Accounting Policies. For additional information regarding the Company’s retirement plans, see Note 7 to the consolidated financial statements.
In March 2015, the Company amended the RRA, resulting in its termination, with benefits to certain participants to be paid through December 31, 2016. As a result of the termination of the RRA plan, the Company recognized a net credit of approximately $125 million in the first quarter of 2015.
Financing Cash Flows
Net cash used for financing activities was $1.0 billion in 2017 compared with $1.1 billion used in 2016.
Debt
The Company increased outstanding debt by approximately $680 million in 2017 and $400 million in 2016.
The Company has established a short-term debt financing program of up to $1.5 billion through the issuance of commercial paper. The proceeds from the issuance of commercial paper are used for general corporate purposes. The Company had no commercial paper outstanding at December 31, 2017.
In January 2017, the Company issued $500 million of 2.75% senior notes due in 2022 and $500 million of 4.35% senior notes due in 2047. The Company used the net proceeds for general corporate purposes, which included the repayment of a $250 million debt maturity in April 2017.
In March 2016, the Company issued $350 million of 3.30% seven-year senior notes. In September 2015, the Company issued $600 million of 3.75% 10.5-year senior notes, and in March 2015, the Company issued $500 million of 2.35% five-year senior notes. The Company used the net proceeds from these issuances for general corporate purposes.
Credit Facilities
The Company and certain of its subsidiaries maintain a $1.5 billion multi-currency five-year unsecured revolving credit facility. The interest rate on this facility is based on LIBOR plus a fixed margin which varies with the Company's credit ratings. This facility expires in November 2020 and requires the Company to maintain certain coverage and leverage ratios which are tested quarterly. There were no borrowings outstanding under this facility at December 31, 2017.
The Company also maintains other credit facilities, guarantees and letters of credit with various banks, aggregating $624 million at December 31, 2017 and $376 million at December 31, 2016. There were no outstanding borrowings under these facilities at December 31, 2017 and $1.6 million of outstanding borrowings under these facilities at December 31, 2016.
The Company's senior debt is currently rated A- by Standard & Poor's and Baa1 by Moody's. The Company's short-term debt is currently rated A-2 by Standard & Poor's and P-2 by Moody's. The Company carries a stable outlook from both firms.

Share Repurchases
During 2017, the Company repurchased 11.5 million shares of its common stock for total consideration of $900 million at an average price per share of $77.93. In November 2016, the Board of Directors authorized an increase in the Company’s share repurchase program, which supersedes any prior authorization, allowing management to buy back up to $2.5 billion of the Company’s common stock going forward. As of December 31, 2017, the Company remained authorized to purchase additional shares of its common stock up to a value of approximately $1.5 billion. There is no time limit on this authorization.
During 2016, the Company repurchased 12.7 million shares of its common stock for total consideration of $800 million at an average price per share of $63.18.
Dividends
The Company paid total dividends of $740 million in 2017 ($1.43 per share), $682 million in 2016 ($1.30 per share) and $632 million in 2015 ($1.18 per share).
Contingent Payments Related To Acquisitions
During 2017, the Company paid $108 million of contingent payments related to acquisitions made in prior years. These payments are split between financing and operating cash flows in the consolidated statements of cash flows. Payments of $81 million related to the contingent consideration liability that was recorded on the date of acquisition are reflected as financing cash flows. Payments related to increases in the contingent consideration liability subsequent to the date of acquisition of $27 million are reflected as operating cash flows. Remaining estimated future contingent consideration payments of $189 million for acquisitions completed in 2017 and in prior years are included in accounts payable and accrued liabilities or other liabilities in the consolidated balance sheet at December 31, 2017. The Company paid deferred purchase consideration related to prior years' acquisitions of $55 million, $54 million and $36 million in the years ended December 31, 2017, 2016 and 2015, respectively. Remaining deferred cash payments of approximately $121 million are included in accounts payable and accrued liabilities or other liabilities in the consolidated balance sheet at December 31, 2017.
In 2016, the Company paid $86 million of contingent payments related to acquisitions made in prior periods, of which $44 million was reported as financing cash flows and $42 million as operating cash flows. In 2015, the Company made $47 million of contingent payments related to acquisitions made in prior periods, of which $13 million was reported as financing cash flows and $34 million as operating cash flows.
Investing Cash Flows
Net cash used for investing activities amounted to $956 million in 2017 compared with $1.1 billion used for investing activities in 2016.
The Company paid $655 million and $813 million, net of cash acquired, for acquisitions it made during 2017 and 2016, respectively.
On February 24, 2015, Mercer purchased shares of common stock of Benefitfocus (NASDAQ:BNFT) constituting approximately 9.9% of BNFT's outstanding capital stock as of the acquisition date. The purchase price for the BNFT shares and certain other rights and other consideration was approximately $75 million. In 2015, the Company elected to account for this investment under the cost method of accounting as the shares purchased were categorized as restricted. Effective December 31, 2016, these shares were no longer considered restricted for the purpose of determining if they are marketable securities under GAAP, and are accounted for as available for sale securities and included in other assets in the consolidated balance sheets.
The Company’s additions to fixed assets and capitalized software, which amounted to $302 million in 2017 and $253 million in 2016, primarily relate to computer equipment purchases, the refurbishing and modernizing of office facilities and software development costs.
The Company has commitments for potential future investments of approximately $57 million in four private equity funds that invest primarily in financial services companies.

Commitments and Obligations
The following sets forth the Company’s future contractual obligations by the types identified in the table below as of December 31, 2017:

	Payment due by Period
Contractual Obligations (In millions of dollars)	Total	Within 1 Year	1-3 Years	4-5 Years	After 5 Years
Current portion of long-term debt	$262	$262	$—	$—	$—
Long-term debt	5,261	—	830	1,030	3,401
Interest on long-term debt	1,935	206	384	325	1,020
Net operating leases	2,057	314	542	429	772
Service agreements	387	228	134	12	13
Other long-term obligations	338	136	185	13	4
Total	$10,240	$1,146	$2,075	$1,809	$5,210
The above does not include the liability for unrecognized tax benefits of $71 million as the Company is unable to reasonably predict the timing of settlement of these liabilities, other than approximately $1 million that may become payable during 2018. The above does not include net pension liabilities of approximately $1.8 billion because the timing and amount of ultimate payment of such liability is dependent upon future events, including, but not limited to, future returns on plan assets and changes in the discount rate used to measure the liabilities. The above does not include the provisional estimate of transitional tax payments related to the TCJA of $240 million. The amounts of estimated future benefits payments to be made from pension plan assets are disclosed in Note 7 to the consolidated financial statements. In 2018, the Company expects to contribute approximately $27 million and $82 million to its U.S. and non-U.S. defined benefit pension plans, respectively.
Management’s Discussion of Critical Accounting Policies
The preparation of financial statements in conformity with accounting principles generally accepted in the United States ("GAAP") requires management to make estimates and judgments that affect reported amounts of assets, liabilities, revenue and expenses, and disclosure of contingent assets and liabilities. Management considers the policies discussed below to be critical to understanding the Company’s financial statements because their application places the most significant demands on management’s judgment, and requires management to make estimates about the effect of matters that are inherently uncertain. Actual results may differ from those estimates.
Legal and Other Loss Contingencies
The Company and its subsidiaries are subject to numerous claims, lawsuits and proceedings including claims for errors and omissions ("E&O"). GAAP requires that a liability be recorded when a loss is both probable and reasonably estimable. Significant management judgment is required to apply this guidance. The Company utilizes case level reviews by inside and outside counsel, an internal actuarial analysis by Oliver Wyman Group, a subsidiary of the Company, and other methods to estimate potential losses. The liability is reviewed quarterly and adjusted as developments warrant. In many cases, the Company has not recorded a liability, other than for legal fees to defend the claim, because we are unable, at the present time, to make a determination that a loss is both probable and reasonably estimable. Given the unpredictability of E&O claims and of litigation that could flow from them, it is possible that an adverse outcome in a particular matter could have a material adverse effect on the Company’s businesses, results of operations, financial condition or cash flow in a given quarterly or annual period.
In addition, to the extent that insurance coverage is available, significant management judgment is required to determine the amount of recoveries that are probable of collection under the Company’s various insurance programs.
Retirement Benefits
The Company maintains qualified and non-qualified defined benefit pension and defined contribution plans for its eligible U.S. employees and a variety of defined benefit and defined contribution plans for its eligible non-U.S. employees. The Company’s policy for funding its tax-qualified defined benefit retirement plans is to contribute amounts at least sufficient to meet the funding requirements set forth in U.S. and applicable foreign laws.
The Company recognizes the funded status of its over-funded defined benefit pension and retiree medical plans as a net benefit plan asset and its unfunded and underfunded plans as a net benefit plan liability. The gains or losses and prior service costs or credits that have not been recognized as components of net periodic costs are recorded as a component of Accumulated Other Comprehensive Income ("AOCI"), net of tax, in the Company’s consolidated balance sheets. The gains and losses that exceed specified corridors are amortized prospectively out of AOCI over a period that approximates the remaining life expectancy of participants in plans where substantially all participants are inactive or the average remaining service period of active participants for plans with active participants. The vast majority of unrecognized losses relate to inactive plans and are amortized over the remaining life expectancy of the participants.
The determination of net periodic pension cost is based on a number of assumptions, including an expected long-term rate of return on plan assets, the discount rate, mortality and assumed rate of salary increase. The assumptions used in the calculation of net periodic pension costs and pension liabilities are disclosed in Note 7 to the consolidated financial statements. The assumptions for expected rate of return on plan assets and the discount rate are discussed in more detail below.
The long-term rate of return on plan assets assumption is determined for each plan based on the facts and circumstances that exist as of the measurement date, and the specific portfolio mix of each plan’s assets. The Company utilizes a model developed by Mercer, a subsidiary of the Company, to assist in the determination of this assumption. The model takes into account several factors, including: actual and target portfolio allocation; investment, administrative and trading expenses incurred directly by the plan trust; historical portfolio performance; relevant forward-looking economic analysis; and expected returns, variances and correlations for different asset classes. These measures are used to determine probabilities using standard statistical techniques to calculate a range of expected returns on the portfolio.
The target asset allocation for the U.S. Plans is 64% equities and equity alternatives and 36% fixed income. At December 31, 2017, the actual allocation for the U.S. Plans was 63% equities and equity alternatives and 37% fixed income. At the end of 2016, the target asset allocation for the U.K. Plans, which comprise approximately 81% of non-U.S. Plan assets, was 48% equities and equity alternatives and 52% fixed income. During 2017, due to improvement in the funded status of the U.K. Plans, the Trustee revised the target asset allocation to 34% equities and equity alternatives and 66% fixed income. At December 31, 2017, the actual allocation for the U.K. Plans was 48% equities and equity alternatives and 52% fixed income and the Company expects to continue to move the actual portfolio allocation toward the revised targets during 2018.
The discount rate selected for each U.S. Plan is based on a model bond portfolio with coupons and redemptions that closely match the expected liability cash flows from the plan. Discount rates for non-U.S. plans are based on appropriate bond indices adjusted for duration; in the U.K., the plan duration is reflected using the Mercer yield curve.
The table below shows the weighted average assumed rate of return and the discount rate at the December 31, 2017 measurement date (for measuring pension expense in 2018) for the total Company, the U.S. and the Rest of World ("ROW").

	Total Company	U.S.	ROW
Assumed Rate of Return on Plan Assets	5.83%	7.95%	4.94%
Discount Rate	3.07%	3.86%	2.58%

Holding all other assumptions constant, a half-percentage point change in the rate of return on plan assets and discount rate assumptions would affect net periodic pension cost for the U.S. and U.K. plans, which together comprise approximately 85% of total pension plan liabilities, as follows:

	0.5 Percentage Point Increase		0.5 Percentage Point Decrease
(In millions of dollars)	U.S.	U.K.	U.S.	U.K.
Assumed Rate of Return on Plan Assets	$(23)	$(40)	$23	$40
Discount Rate	$(1)	$(3)	$—	$2
The impact of discount rate changes shown above relates to the increase or decrease in actuarial gains or losses being amortized through net periodic pension cost, as well as the increase or decrease in interest expense, with all other facts and assumptions held constant. It does not contemplate nor include potential future impacts a change in the interest rate environment and discount rates might cause, such as the impact on the market value of the plans’ assets. Changing the discount rate and leaving the other assumptions constant also may not be representative of the impact on expense, because the long-term rates of inflation and salary increases are often correlated with the discount rate. Changes in these assumptions will not necessarily have a linear impact on the net periodic pension cost.
The Company contributes to certain health care and life insurance benefits provided to its retired employees. The cost of these post-retirement benefits for employees in the U.S. is accrued during the period up to the date employees are eligible to retire, but is funded by the Company as incurred. The key assumptions and sensitivity to changes in the assumed health care cost trend rate are discussed in Note 7 to the consolidated financial statements.
Income Taxes
The Company's tax rate reflects its income, statutory tax rates and tax planning in the various jurisdictions in which it operates. In 2017, the Company's tax expense was significantly impacted by the enactment of the TCJA, which is discussed in more detail in Note 6 to the consolidated financial statements included in this report. Significant judgment is required in determining the annual effective tax rate and in evaluating uncertain tax positions. The Company reports a liability for unrecognized tax benefits resulting from uncertain tax positions taken or expected to be taken in a tax return. The evaluation of a tax position is a two-step process. The first step involves recognition. The Company determines whether it is more likely than not that a tax position will be sustained upon tax examination, including resolution of any related appeals or litigation, based on only the technical merits of the position. The technical merits of a tax position derive from both statutory and judicial authority (legislation and statutes, legislative intent, regulations, rulings, and case law) and their applicability to the facts and circumstances of the tax position. If a tax position does not meet the more-likely-than-not recognition threshold, the benefit of that position is not recognized in the financial statements. The second step is measurement. A tax position that meets the more-likely-than-not recognition threshold is measured to determine the amount of benefit to recognize in the financial statements. The tax position is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate resolution with a taxing authority.
Uncertain tax positions are evaluated based upon the facts and circumstances that exist at each reporting period and involve significant management judgment. Subsequent changes in judgment based upon new information may lead to changes in recognition, derecognition, and measurement. Adjustments may result, for example, upon resolution of an issue with the taxing authorities, or expiration of a statute of limitations barring an assessment for an issue.
Certain items are included in the Company's tax returns at different times than the items are reflected in the financial statements. As a result, the annual tax expense reflected in the consolidated statements of income is different than that reported in the tax returns. Some of these differences are permanent, such as expenses that are not deductible in the returns, and some differences are temporary and reverse over time, such as depreciation expense. Temporary differences create deferred tax assets and liabilities, which are measured at existing tax rates. Deferred tax liabilities generally represent tax expense recognized in the financial statements for which payment has been deferred, or expense for which a deduction has been taken already in the tax return but the expense has not yet been recognized in the financial statements. Deferred tax assets generally represent items that can be used as a tax deduction or credit in tax returns in future years for which a benefit has already been recorded in the financial statements. The Company evaluates all significant available positive and negative evidence, including the existence of losses in recent years and its forecast of future taxable income by jurisdiction, in assessing the need for a valuation allowance. The Company also considers tax planning strategies that would result in realization of deferred tax assets, and the presence of taxable income in prior period tax filings in jurisdictions that allow for the carryback of tax attributes pursuant to the applicable tax law. The underlying assumptions the Company uses in forecasting future taxable income require significant judgment and take into account the Company's recent performance. The ultimate realization of deferred tax assets is dependent on the generation of future taxable income during the periods in which temporary differences or carry-forwards are deductible or creditable. Valuation allowances are established for deferred tax assets when it is estimated that it is more likely than not that future taxable income will be insufficient to fully use a deduction or credit in that jurisdiction.
Fair Value Determinations
Goodwill Impairment Testing—The Company is required to assess goodwill and any indefinite-lived intangible assets for impairment annually, or more frequently if circumstances indicate impairment may have occurred. The Company performs the annual impairment test for each of its reporting units during the third quarter of each year. In accordance with applicable accounting guidance, the Company assesses qualitative factors to determine whether it is necessary to perform the two-step goodwill impairment test. The Company considered numerous factors, which included that the fair value of each reporting unit exceeded its carrying value by a substantial margin in its most recent estimate of reporting unit fair values, whether significant acquisitions or dispositions occurred which might alter the fair value of its reporting units, macroeconomic conditions and their potential impact on reporting unit fair values, actual performance compared with budget and prior projections used in its estimation of reporting unit fair values, industry and market conditions, and the year-over-year change in the Company’s share price.
The Company completed its qualitative assessment in the third quarter of 2017 and concluded that a two-step goodwill impairment test was not required in 2017 and that goodwill was not impaired.
Share-Based Payment
The guidance for accounting for share-based payments requires, among other things, that the estimated fair value of stock options be charged to earnings. Significant management judgment is required to determine the appropriate assumptions for inputs such as volatility and expected term necessary to estimate option values. In addition, management judgment is required to analyze the terms of the plans and awards granted thereunder to determine if awards will be treated as equity awards or liability awards, as defined by the accounting guidance.
As of December 31, 2017, there was $14.9 million of unrecognized compensation cost related to stock option awards. The weighted-average period over which the costs are expected to be recognized is 1.36 years. Also as of December 31, 2017, there was $197.4 million of unrecognized compensation cost related to the Company’s restricted stock, restricted stock unit and performance stock unit awards. The weighted-average period over which that cost is expected to be recognized is approximately 1.08 years.
See Note 8 to the consolidated financial statements for additional information regarding accounting for share-based payments.
New Accounting Pronouncements
Note 1 to the consolidated financial statements contains a summary of the Company’s significant accounting policies, including a discussion of recently issued accounting pronouncements and their impact or potential future impact on the Company’s financial results, if determinable, under the sub-heading "New Accounting Pronouncements".

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
MARSH & McLENNAN COMPANIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

For the Years Ended December 31,
(In millions, except per share figures)	2017	2016	2015
Revenue	$14,024	$13,211	$12,893
Expense:
Compensation and benefits	8,085	7,694	7,569
Other operating expenses	3,284	3,086	3,140
Operating expenses	11,369	10,780	10,709
Operating income	2,655	2,431	2,184
Other net benefit credits	201	233	235
Interest income	9	5	13
Interest expense	(237)	(189)	(163)
Investment income	15	—	38
Income before income taxes	2,643	2,480	2,307
Income tax expense	1,133	685	671
Income from continuing operations	1,510	1,795	1,636
Discontinued operations, net of tax	2	—	—
Net income before non-controlling interests	1,512	1,795	1,636
Less: Net income attributable to non-controlling interests	20	27	37
Net income attributable to the Company	$1,492	$1,768	$1,599
Basic net income per share – Continuing operations	$2.91	$3.41	$3.01
– Net income attributable to the Company	$2.91	$3.41	$3.01
Diluted net income per share – Continuing operations	$2.87	$3.38	$2.98
– Net income attributable to the Company	$2.87	$3.38	$2.98
Average number of shares outstanding – Basic	513	519	531
– Diluted	519	524	536
Shares outstanding at December 31,	509	514	522
The accompanying notes are an integral part of these consolidated statements.

MARSH & McLENNAN COMPANIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

For the Years Ended December 31, (In millions)	2017	2016	2015
Net income before non-controlling interests	$1,512	$1,795	$1,636
Other comprehensive income (loss), before tax:
Foreign currency translation adjustments	717	(742)	(639)
Unrealized investment (loss) income	(7)	21	1
Gain (loss) related to pension/post-retirement plans	408	(119)	337
Other comprehensive income (loss), before tax	1,118	(840)	(301)
Income tax expense on other comprehensive income	68	33	72
Other comprehensive income (loss), net of tax	1,050	(873)	(373)
Comprehensive income	2,562	922	1,263
Less: Comprehensive income attributable to non-controlling interests	20	27	37
Comprehensive income attributable to the Company	$2,542	$895	$1,226

The accompanying notes are an integral part of these consolidated statements.

MARSH & McLENNAN COMPANIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

December 31,
(In millions, except share figures)	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$1,205	$1,026
Receivables
Commissions and fees	3,777	3,370
Advanced premiums and claims	65	83
Other	401	286
	4,243	3,739
Less-allowance for doubtful accounts and cancellations	(110)	(96)
Net receivables	4,133	3,643
Other current assets	224	215
Total current assets	5,562	4,884
Goodwill	9,089	8,369
Other intangible assets	1,274	1,126
Fixed assets, net	712	725
Pension related assets	1,693	776
Deferred tax assets	669	1,097
Other assets	1,430	1,213
	$20,429	$18,190
LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$262	$312
Accounts payable and accrued liabilities	2,083	1,969
Accrued compensation and employee benefits	1,718	1,655
Accrued income taxes	199	146
Total current liabilities	4,262	4,082
Fiduciary liabilities	4,847	4,241
Less – cash and investments held in a fiduciary capacity	(4,847)	(4,241)
	—	—
Long-term debt	5,225	4,495
Pension, postretirement and postemployment benefits	1,888	2,076
Liability for errors and omissions	301	308
Other liabilities	1,311	957
Commitments and contingencies	—	—
Equity:
Preferred stock, $1 par value, authorized 6,000,000 shares, none issued	—	—
Common stock, $1 par value, authorized
1,600,000,000 shares, issued 560,641,640 shares at December 31, 2017 and December 31, 2016	561	561
Additional paid-in capital	784	842
Retained earnings	13,140	12,388
Accumulated other comprehensive loss	(4,043)	(5,093)
Non-controlling interests	83	80
	10,525	8,778
Less – treasury shares, at cost, 51,930,135 shares at December 31, 2017 and 46,150,415 shares at December 31, 2016	(3,083)	(2,506)
Total equity	7,442	6,272
	$20,429	$18,190
The accompanying notes are an integral part of these consolidated statements.

MARSH & McLENNAN COMPANIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31,
(In millions)	2017	2016	2015
Operating cash flows:
Net income before non-controlling interests	$1,512	$1,795	$1,636
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization of fixed assets and capitalized software	312	308	314
Amortization of intangible assets	169	130	109
Adjustments and payments related to contingent consideration liability	(24)	(33)	11
Gain on deconsolidation of entity	—	(11)	—
Provision for deferred income taxes	396	68	178
Gain on investments	(15)	—	(38)
Loss (Gain) on disposition of assets	10	6	(13)
Share-based compensation expense	149	109	88
Changes in assets and liabilities:
Net receivables	(454)	(154)	(52)
Other current assets	(3)	(9)	3
Other assets	(199)	34	(10)
Accounts payable and accrued liabilities	87	55	(125)
Accrued compensation and employee benefits	63	2	23
Accrued income taxes	37	(21)	(15)
Contributions to pension and other benefit plans in excess of current year expense/credit	(457)	(279)	(231)
Other liabilities	406	(97)	(60)
Effect of exchange rate changes	(96)	104	70
Net cash provided by operations	1,893	2,007	1,888
Financing cash flows:
Purchase of treasury shares	(900)	(800)	(1,400)
Net increase in commercial paper	—	50	—
Proceeds from issuance of debt	987	347	1,091
Repayments of debt	(315)	(12)	(61)
Shares withheld for taxes on vested units – treasury shares	(49)	(39)	(49)
Issuance of common stock from treasury shares	166	188	224
Payments of deferred and contingent consideration for acquisitions	(136)	(98)	(49)
Distributions of non-controlling interests	(22)	(21)	(30)
Dividends paid	(740)	(682)	(632)
Net cash used for financing activities	(1,009)	(1,067)	(906)
Investing cash flows:
Capital expenditures	(302)	(253)	(325)
Net (purchases) sales of long-term investments	(13)	2	(65)
Proceeds from sales of fixed assets	8	4	2
Dispositions	—	—	71
Acquisitions	(655)	(813)	(952)
Other, net	6	4	4
Net cash used for investing activities	(956)	(1,056)	(1,265)
Effect of exchange rate changes on cash and cash equivalents	251	(232)	(301)
Increase (decrease) in cash and cash equivalents	179	(348)	(584)
Cash and cash equivalents at beginning of year	1,026	1,374	1,958
Cash and cash equivalents at end of year	$1,205	$1,026	$1,374
The accompanying notes are an integral part of these consolidated statements.

MARSH & McLENNAN COMPANIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EQUITY

For the Years Ended December 31,
(In millions, except per share figures)	2017	2016	2015
COMMON STOCK
Balance, beginning and end of year	$561	$561	$561
ADDITIONAL PAID-IN CAPITAL
Balance, beginning of year	$842	$861	$930
Change in accrued stock compensation costs	63	44	16
Issuance of shares under stock compensation plans and employee stock purchase plans and related tax impact	(120)	(63)	(85)
Other	(1)	—	—
Balance, end of year	$784	$842	$861
RETAINED EARNINGS
Balance, beginning of year	$12,388	$11,302	$10,335
Net income attributable to the Company	1,492	1,768	1,599
Dividend equivalents declared - (per share amounts: $1.43 in 2017, $1.30 in 2016, and $1.18 in 2015)	(6)	(7)	(4)
Dividends declared – (per share amounts: $1.43 in 2017, $1.30 in 2016, and $1.18 in 2015)	(734)	(675)	(628)
Balance, end of year	$13,140	$12,388	$11,302
ACCUMULATED OTHER COMPREHENSIVE LOSS
Balance, beginning of year	$(5,093)	$(4,220)	$(3,847)
Other comprehensive income (loss), net of tax	1,050	(873)	(373)
Balance, end of year	$(4,043)	$(5,093)	$(4,220)
TREASURY SHARES
Balance, beginning of year	$(2,506)	$(1,991)	$(925)
Issuance of shares under stock compensation plans and employee stock purchase plans	323	285	334
Purchase of treasury shares	(900)	(800)	(1,400)
Balance, end of year	$(3,083)	$(2,506)	$(1,991)
NON-CONTROLLING INTERESTS
Balance, beginning of year	$80	$89	$79
Net income attributable to non-controlling interests	20	27	37
Distributions and other changes	(17)	(22)	(27)
Deconsolidation of subsidiary	—	(14)	—
Balance, end of year	$83	$80	$89
TOTAL EQUITY	$7,442	$6,272	$6,602
The accompanying notes are an integral part of these consolidated statements.

MARSH & McLENNAN COMPANIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1.    Summary of Significant Accounting Policies
Nature of Operations:  Marsh & McLennan Companies, Inc. (the "Company"), a global professional services firm, is organized based on the different services that it offers. Under this structure, the Company’s two business segments are Risk and Insurance Services and Consulting.
The Risk and Insurance Services segment provides risk management solutions, services, advice and insurance broking, reinsurance broking and insurance program management services for businesses, public entities, insurance companies, associations, professional services organizations, and private clients. The Company conducts business in this segment through Marsh and Guy Carpenter.
The Company conducts business in its Consulting segment through Mercer and Oliver Wyman Group. Mercer provides consulting expertise, advice, services and solutions in the areas of health, retirement, talent and investments. Oliver Wyman Group provides specialized management and economic and brand consulting services.
Acquisitions impacting the Risk and Insurance Services and Consulting segments are discussed in Note 4 below.
Principles of Consolidation:  The accompanying consolidated financial statements include all wholly-owned and majority-owned subsidiaries. All significant inter-company transactions and balances have been eliminated.
Fiduciary Assets and Liabilities:  In its capacity as an insurance broker or agent, generally the Company collects premiums from insureds and after deducting its commissions, remits the premiums to the respective insurance underwriters. The Company also collects claims or refunds from underwriters on behalf of insureds. Unremitted insurance premiums and claims proceeds are held by the Company in a fiduciary capacity. Risk and Insurance Services revenue includes interest on fiduciary funds of $39 million, $26 million and $21 million in 2017, 2016 and 2015, respectively. The Consulting segment recorded fiduciary interest income of $4 million, $3 million and $4 million in 2017, 2016 and 2015, respectively. Since fiduciary assets are not available for corporate use, they are shown in the consolidated balance sheets as an offset to fiduciary liabilities.
Net uncollected premiums and claims and the related payables were $6.8 billion and $7 billion at December 31, 2017 and 2016, respectively. The Company is not a principal to the contracts under which the right to receive premiums or the right to receive reimbursement of insured losses arises. Accordingly, net uncollected premiums and claims and the related payables are not assets and liabilities of the Company and are not included in the accompanying consolidated balance sheets.
In certain instances, the Company advances premiums, refunds or claims to insurance underwriters or insureds prior to collection. These advances are made from corporate funds and are reflected in the accompanying consolidated balance sheets as receivables.
Mercer manages approximately $227 billion of assets in trusts or funds for which Mercer’s management or trustee fee is not considered a variable interest, since the fees are commensurate with the level of effort required to provide those services. Mercer is not the primary beneficiary of these trusts or funds. Mercer’s maximum exposure to loss of its interests is, therefore, limited to collection of its fees.
Revenue:  Risk and Insurance Services revenue includes insurance commissions, fees for services rendered and interest income on certain fiduciary funds. Insurance commissions and fees for risk transfer services generally are recorded as of the effective date of the applicable policies or, in certain cases (primarily in the Company's reinsurance broking operations), as of the effective date or billing date, whichever is later. A reserve for policy cancellation is provided based on historic and current data on cancellations. Consideration for fee arrangements covering multiple insurance placements, the provision of risk management and/or other services is allocated to all deliverables on the basis of the relative selling prices. Fees for non-risk transfer services provided to clients are recognized over the period in which the services are provided, using a proportional performance model. Fees resulting from achievement of certain performance thresholds are recorded when such levels are attained and such fees are not subject to forfeiture.
Consulting revenue includes fees paid by clients for advice and services and commissions from insurance companies for the placement of individual and group contracts. Fee revenue for engagements where remuneration is based on time plus out-of-pocket expenses is recognized based on the amount of time consulting professionals expend on the engagement. For fixed fee engagements, revenue is recognized using a proportional performance model. Revenue from insurance commissions not subject to a fee arrangement is recorded over the effective period of the applicable policies. Revenue for asset based fees is recognized on an accrual basis by applying the daily/monthly rate as contractually agreed with the client to the applicable net asset value. On a limited number of engagements, performance fees may also be earned for achieving certain prescribed performance criteria. Such fees are recognized when the performance criteria have been achieved and, when required, agreed to by the client. Reimbursable expenses incurred by professional staff in the generation of revenue and sub-advisory fees related to the majority of funds in the investment management business are included in revenue and the related expenses are included in other operating expenses.
Cash and Cash Equivalents:  Cash and cash equivalents primarily consist of certificates of deposit and time deposits, with original maturities of three months or less, and money market funds. The estimated fair value of the Company's cash and cash equivalents approximates their carrying value. The Company is required to maintain operating funds primarily related to regulatory requirements outside the United States or as collateral under captive insurance arrangements. At December 31, 2017, the Company maintained $187 million related to these regulatory requirements.
Fixed Assets:  Fixed assets are stated at cost less accumulated depreciation and amortization. Expenditures for improvements are capitalized. Upon sale or retirement of an asset, the cost and related accumulated depreciation and amortization are removed from the accounts and any gain or loss is reflected in income. Expenditures for maintenance and repairs are charged to operations as incurred.
Depreciation of buildings, building improvements, furniture, and equipment is provided on a straight-line basis over the estimated useful lives of these assets. Furniture and equipment is depreciated over periods ranging from three to ten years. Leasehold improvements are amortized on a straight-line basis over the periods covered by the applicable leases or the estimated useful life of the improvement, whichever is less. Buildings are depreciated over periods ranging from thirty to forty years. The Company periodically reviews long-lived assets for impairment whenever events or changes indicate that the carrying value of assets may not be recoverable.
The components of fixed assets are as follows:

December 31,
(In millions of dollars)	2017	2016
Furniture and equipment	$1,179	$1,113
Land and buildings	385	389
Leasehold and building improvements	974	906
	2,538	2,408
Less-accumulated depreciation and amortization	(1,826)	(1,683)
	$712	$725
Investments:  The Company holds investments in certain private equity funds. Investments in private equity funds are accounted for under the equity method of accounting using a consistently applied three-month lag period adjusted for any known significant changes from the lag period to the reporting date of the Company. The underlying private equity funds follow investment company accounting, where investments within the fund are carried at fair value. Investment gains or losses for its proportionate share of the change in fair value of the funds are recorded in earnings. Investments using the equity method of accounting are included in other assets in the consolidated balance sheets.

In 2017, the Company recorded investment income of $15 million compared to less than $1 million in 2016 and $38 million in 2015. The investment income in 2015 was primarily due to general partner carried interest from the Company's investment in Trident III, which was substantially liquidated in 2015.
Goodwill and Other Intangible Assets:  Goodwill represents acquisition costs in excess of the fair value of net assets acquired. Goodwill is reviewed at least annually for impairment. The Company performs an annual impairment test for each of its reporting units during the third quarter of each year. When a step 1 test is performed, fair values of the reporting units are estimated using either a market approach or a discounted cash flow model. Carrying values for the reporting units are based on balances at the prior quarter end and include directly identified assets and liabilities as well as an allocation of those assets and liabilities not recorded at the reporting unit level. As discussed in Note 5, the Company may elect to assess qualitative factors to determine if a step 1 test is necessary. Other intangible assets, which primarily consist of acquired customer lists, that are not deemed to have an indefinite life, are amortized over their estimated lives, typically ranging from 10 to 15 years, and reviewed for impairment upon the occurrence of certain triggering events in accordance with applicable accounting literature. The Company had no indefinite lived identified intangible assets at December 31, 2017 and 2016.
Capitalized Software Costs:  The Company capitalizes certain costs to develop, purchase or modify software for the internal use of the Company. These costs are amortized on a straight-line basis over periods ranging from 3 to 10 years. Costs incurred during the preliminary project stage and post implementation stage, are expensed as incurred. Costs incurred during the application development stage are capitalized. Costs related to updates and enhancements are only capitalized if they will result in additional functionality. Capitalized computer software costs of $488 million and $482 million, net of accumulated amortization of $1.3 billion and $1.1 billion at December 31, 2017 and 2016, respectively, are included in other assets in the consolidated balance sheets.
Legal and Other Loss Contingencies:  The Company and its subsidiaries are subject to a significant number of claims, lawsuits and proceedings including claims for errors and omissions ("E&O"). The preparation of financial statements in conformity with accounting principles generally accepted in the United States ("GAAP") requires that a liability be recorded when a loss is both probable and reasonably estimable. Significant management judgment is required to apply this guidance. The Company utilizes case level reviews by inside and outside counsel, an internal actuarial analysis by Oliver Wyman Group, a subsidiary of the Company, and other methods to estimate potential losses. The liability is reviewed quarterly and adjusted as developments warrant. In many cases, the Company has not recorded a liability, other than for legal fees to defend the claim, because we are unable, at the present time, to make a determination that a loss is both probable and reasonably estimable. Given the unpredictability of E&O claims and of litigation that could flow from them, it is possible that an adverse outcome in a particular matter could have a material adverse effect on the Company’s businesses, results of operations, financial condition or cash flow in a given quarterly or annual period.
In addition, to the extent that insurance coverage is available, significant management judgment is required to determine the amount of recoveries that are probable of collection under the Company’s various insurance programs.
The legal and other contingent liabilities described above are not discounted.
Income Taxes:  The Company's effective tax rate reflects its income, statutory tax rates and tax planning in the various jurisdictions in which it operates. Significant judgment is required in determining the annual tax provision and in evaluating uncertain tax positions and the ability to realize deferred tax assets.
Specific considerations related to the enactment of U.S. tax reform are discussed in more detail in Note 6 to the consolidated financial statements.
The Company reports a liability for unrecognized tax benefits resulting from uncertain tax positions taken or expected to be taken in a tax return. The Company determines whether it is more likely than not that a tax position will be sustained upon tax examination, including resolution of any related appeals or litigation, based on only the technical merits of the position. The technical merits of a tax position derive from both statutory and judicial authority (legislation and statutes, legislative intent, regulations, rulings, and case law) and their applicability to the facts and circumstances of the tax position. If a tax position does not meet the more-likely-than-not recognition threshold, the benefit of that position is not recognized in the financial statements. A tax position that meets the more-likely-than-not recognition threshold is measured to determine the amount of benefit to recognize in the financial statements. The tax position is measured as the largest amount of benefit that is greater than 50 percent likely to be realized upon ultimate resolution with a taxing authority. Uncertain tax positions are evaluated based upon the facts and circumstances that exist at each reporting period. Subsequent changes in judgment based upon new information may lead to changes in recognition, de-recognition, and measurement. Adjustments may result, for example, upon resolution of an issue with the taxing authorities, or expiration of a statute of limitations barring an assessment for an issue. The Company recognizes interest and penalties, if any, related to unrecognized tax benefits in income tax expense.
Tax law may require items be included in the Company's tax returns at different times than the items are reflected in the financial statements. As a result, the annual tax expense reflected in the consolidated statements of income is different than that reported in the income tax returns. Some of these differences are permanent, such as expenses that are not deductible in the returns, and some differences are temporary and reverse over time, such as depreciation expense. Temporary differences create deferred tax assets and liabilities. Deferred tax assets generally represent items that can be used as a tax deduction or credit in tax returns in future years for which benefit has already been recorded in the financial statements. Valuation allowances are established for deferred tax assets when it is estimated that future taxable income will be insufficient to use a deduction or credit in that jurisdiction. Deferred tax liabilities generally represent tax expense recognized in the financial statements for which payment has been deferred, or expense for which a deduction has been taken already in the tax return but the expense has not yet been recognized in the financial statements.
Derivative Instruments:  All derivatives, whether designated in hedging relationships or not, are recorded on the balance sheet at fair value. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in earnings. The fair value of the derivative is recorded in the consolidated balance sheet in other receivables or accounts payable and accrued liabilities. The change in the fair value of a derivative is recorded in the consolidated statement of income in other operating expenses. If the derivative is designated as a cash flow hedge, the effective portions of changes in the fair value of the derivative are recorded in other comprehensive income and are recognized in the income statement when the hedged item affects earnings. Changes in the fair value attributable to the ineffective portion of cash flow hedges are recognized in earnings.
Concentrations of Credit Risk:  Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, commissions and fees receivable and insurance recoverables. The Company maintains a policy providing for the diversification of cash and cash equivalent investments and places its investments in a large number of high quality financial institutions to limit the amount of credit risk exposure. Concentrations of credit risk with respect to receivables are generally limited due to the large number of clients and markets in which the Company does business, as well as the dispersion across many geographic areas.
Per Share Data: Basic net income per share attributable to the Company and income from continuing operations per share are calculated by dividing the respective after-tax income attributable to common shares by the weighted average number of outstanding shares of the Company’s common stock.
Diluted net income per share attributable to the Company and income from continuing operations per share are calculated by dividing the respective after-tax income attributable to common shares by the weighted average number of outstanding shares of the Company’s common stock, which have been adjusted for the dilutive effect of potentially issuable common shares. Reconciliations of the applicable components used to calculate basic and diluted EPS - Continuing Operations are presented below. The reconciling items related to the EPS calculation are the same for both basic and diluted EPS.

Basic and Diluted EPS Calculation - Continuing Operations
(In millions, except per share figures)	2017	2016	2015
Net income from continuing operations	$1,510	$1,795	$1,636
Less: Net income attributable to non-controlling interests	20	27	37
	$1,490	$1,768	$1,599
Basic weighted average common shares outstanding	513	519	531
Dilutive effect of potentially issuable common shares	6	5	5
Diluted weighted average common shares outstanding	519	524	536
Average stock price used to calculate common stock equivalents	$77.30	$63.51	$56.27
There were 10.2 million, 13.2 million and 14.8 million stock options outstanding as of December 31, 2017, 2016 and 2015, respectively.
Estimates:  GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results may vary from those estimates.
New Accounting Pronouncements Recently Adopted:
In October 2016, the FASB issued new guidance which changes the evaluation of whether a reporting entity is the primary beneficiary of a variable interest entity by changing how a reporting entity that is a single decision maker of a variable interest entity treats indirect interests in the entity held through related parties that are under common control with the reporting entity. If a reporting entity satisfies the first characteristic of a primary beneficiary (such that it is the single decision maker of a variable interest entity), the new guidance requires that reporting entity, in determining whether it satisfies the second characteristic of a primary beneficiary, include all of its direct variable interest in a variable interest entity and, on a proportionate basis, its indirect variable interests in a variable interest entity held through related parties, including related parties that are under common control with the reporting entity. The adoption of this guidance did not have a significant impact on its financial position, results of operations and statement of cash flows.
In April 2016, the FASB issued new guidance which simplifies several aspects of the accounting for employee share-based payment transactions, including the accounting for income taxes, forfeitures and statutory tax withholding requirements, as well as classification in the statement of cash flows. The new guidance requires that companies record all excess tax benefits and tax deficiencies as an income tax benefit or expense in the income statement and classify excess tax benefits as an operating activity in the statement of cash flows. The Company adopted this new guidance prospectively, effective January 1, 2017 and prior periods have not been adjusted. For the year ended December 31, 2017, the adoption of this new standard reduced income tax expense in the consolidated statement of income by approximately $79 million. For the years ended December 31, 2016 and 2015, the Company recorded an excess tax benefit of $44 million and $53 million, respectively, as an increase to equity in its consolidated balance sheets, which was reflected as cash provided by financing activities in the consolidated statements of cash flows.
In March 2016, the FASB issued new guidance which eliminates the requirement that when an investment qualifies for use of the equity method as a result of an increase in the level of ownership interest or degree of influence, an investor must adjust the investment, results of operations and retained earnings retroactively on a step-by-step basis as if the equity method had been in effect during all previous periods that the investment had been held. The amendments require that the equity method investor add the cost of acquiring the additional interest in the investee to the current basis of the investor’s previously held interest and adopt the equity method of accounting as of the date the investment becomes qualified for equity method accounting. Therefore, upon qualifying for the equity method of accounting, no retroactive adjustment of the investment is required. The amendments require that an entity that has an available-for-sale equity security that becomes qualified for the equity method of accounting recognize through earnings the unrealized holding gain or loss in accumulated other comprehensive income at the date the investment becomes qualified for use of the equity method. The new guidance is effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016. The guidance was adopted on January 1, 2017 and did not have an impact on the Company's financial position or results of operations.
In September 2015, the FASB issued new guidance intended to simplify the accounting for adjustments made to provisional amounts recognized in business combinations. The guidance requires the acquirer to recognize adjustments to estimated amounts that are identified during the measurement period in the reporting period in which the adjustments are determined, and to record, in the same period's financial statements, the effect on earnings of changes in depreciation, amortization, or other income effects, if any, as a result of the change to the estimated amounts, calculated as if the accounting had been completed as of the acquisition date. The guidance also requires additional disclosures required for the amounts recorded in current period earnings arising from such adjustments. The guidance was adopted on January 1, 2016 and did not have a material impact on the Company's financial position or results of operations.
In May 2015, the FASB issued new guidance which removes the requirement to present certain investments for which the practical expedient is used to measure fair value at net asset value within the fair value hierarchy table. Instead, an entity is required to include those investments as a reconciling item so that the total fair value amount of investments in the disclosure is consistent with the fair value investment balance in the consolidated balance sheets. This guidance is effective for fiscal years beginning after December 15, 2015, including interim periods within those fiscal years. The adoption of this new guidance affected footnote disclosure only, and therefore did not have a material impact on the Company's financial position or results of operations.
In February 2015, the FASB issued new accounting guidance intended to improve targeted areas of consolidation guidance for legal entities such as limited partnerships, limited liability corporations and securitization structures. The guidance focuses on the consolidation evaluation for reporting organizations that are required to evaluate whether they should consolidate certain legal entities. The guidance is effective for periods beginning after December 15, 2015. The adoption of this guidance did not have a material impact on the Company's financial statements.
In January 2015, the FASB issued new accounting guidance that eliminated the concept of extraordinary items. The guidance is effective for annual periods beginning after December 15, 2015. Adoption of the guidance did not materially affect the Company's financial condition, results of operations or cash flows.
New Accounting Pronouncements Effective January 1, 2018:
New Revenue Recognition Pronouncement
In May 2014, the FASB issued new accounting guidance related to revenue from contracts with customers. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The Company adopted the new guidance effective January 1, 2018, using the modified retrospective method, which applies the new guidance beginning with the year of adoption, with the cumulative effect of initially applying the guidance recognized as an adjustment to retained earnings at January 1, 2018. The Company elected to apply the modified retrospective method to all contracts.
The guidance includes requirements to estimate variable or contingent consideration to be received, which will result in revenue being recognized earlier than under legacy GAAP. In addition, the guidance requires the capitalization and amortization of certain costs which were expensed as incurred under legacy GAAP. As discussed in more detail below, the adoption of this new revenue recognition standard will shift revenue among quarters from historical patterns, but is not expected to have a significant year-over-year impact on annual revenue.
In the Risk and Insurance Services segment, there will be significant movement in the quarterly timing of revenue recognition. In particular, under the new standard the recognition of revenue in the Company’s reinsurance broking operations will be accelerated from historical patterns. Prior to the adoption of this standard, revenue related to most reinsurance placements was recognized on the later of billing or effective date as premiums are determined by the primary insurers and attached to the reinsurance treaties.

Typically, this resulted in revenue being recognized over a 12 to 24 month period. Under the new guidance, estimated revenue from these treaties will be recognized largely at the policy effective date. In the insurance brokerage operations, revenue from commission based arrangements will continue to be recorded at the policy effective date, while the timing of revenue recognition for certain fee based arrangements will shift among quarters. However, since the vast majority of our fee arrangements involve contracts that cover a single year of services, the Company does not expect there will be a significant change in the amount of revenue recognized in an annual period.
In the Risk and Insurance Services segment, certain pre-placement costs will be deferred and amortized into earnings when the revenue from the placement is recognized. These costs were previously expensed as incurred. As such, the Company expects the recognition of costs to shift among quarters.
In the Consulting segment, the adoption of the new revenue standard will not have a significant impact on the timing of revenue recognition in quarterly or annual periods.
In its Consulting segment, the Company incurs implementation costs necessary to facilitate the delivery of the contracted services. Although certain implementation costs are deferred under current GAAP, the Company has concluded that certain additional implementation costs currently expensed under legacy GAAP will be deferred under the new guidance. In addition, the amortization period for these implementation costs will be longer under the new guidance as the amortization period will include the initial contract term plus expected renewals. Currently, deferred implementation costs are amortized over the initial contract term.
The cumulative effect of adopting the standard, net of tax, on January 1, 2018 are expected to result in an increase to the opening balance of retained earnings of approximately $325 million to $425 million, with offsetting increases/decreases to other balance sheet accounts, e.g. accounts receivable, other assets and deferred income taxes. The comparative information and prior periods will not be restated and will continue to be reported under the legacy accounting standards that were in effect for those periods.
Change in Presentation of Net Periodic Retirement Benefit Credits:
Effective January 1, 2018, the Company adopted the new guidance that changes the presentation of net periodic pension cost and net periodic postretirement cost (''net periodic benefit costs"). The new guidance requires employers to report the service cost component of net periodic benefit costs in the same line item as other compensation costs in the income statement. The other components of net periodic benefit costs are required to be presented in the income statement separately from the service cost component and outside a subtotal of income from operations. Accordingly, the consolidated statements of income and notes 7 and 15 to the consolidated financial statements have been updated to reflect the retrospective adoption of this standard.
Other Standards Adopted Effective January 1, 2018
In January 2016, the FASB issued new guidance intended to improve the recognition and measurement of financial instruments. The new guidance requires equity investments (except those accounted for under the equity method of accounting, or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income; requires public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes; requires separate presentation of financial assets and financial liabilities by measurement category and form of financial asset (i.e., securities or loans and receivables) on the balance sheet or the accompanying notes to the financial statements; eliminates the requirement for public business entities to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet; and requires a reporting organization to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk (also referred to as "own credit") when the organization has elected to measure the liability at fair value in accordance with the fair value option for financial instruments. The new guidance is effective for public companies for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company holds certain equity investments that are currently treated as available for sale securities, whereby the mark to market change is recorded to other comprehensive income in its consolidated balance sheet. The Company adopted the new accounting guidance prospectively, effective

January 1, 2018, recording a cumulative-effect adjustment increase to retained earnings as of the beginning of the period of adoption of $14 million, reflecting the reclassification of cumulative unrealized gains, net of tax as of December 31, 2017 from other comprehensive income to retained earnings. Therefore, prior periods have not been restated.
In October 2016, the FASB also issued new guidance which requires an entity to recognize the income tax consequences of an intra-entity transfer of an asset other than inventory when the transfer occurs. The new guidance eliminates the exception for an intra-entity transfer of an asset other than inventory. The new guidance is effective for public companies for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The new guidance must be applied on a modified retrospective basis through a cumulative-effect adjustment to retained earnings as of the beginning of the period of adoption. The Company adopted the new guidance prospectively, effective January 1, 2018, recording a cumulative-effect adjustment increase to retained earnings of approximately $15 million as of the beginning of the period of adoption.
In November 2016, the FASB issued new guidance which requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents and amounts generally described as restricted cash or restricted cash equivalents. As a result, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The new guidance is effective for public companies for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The guidance must be applied retrospectively to all periods presented. Early adoption is permitted. The adoption of this guidance did not impact the Company's consolidated balance sheets or consolidated statements of cash flows.
In August 2016, the FASB issued new guidance which adds or clarifies guidance on the classification of certain cash receipts and payments in the statement of cash flows, including cash payments for debt prepayments or debt extinguishment costs, contingent consideration payments made after a business combination and distributions received from equity method investees. The guidance is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The guidance must be applied retrospectively to all periods presented unless retrospective application is impracticable. The adoption of this guidance did not impact the Company's consolidated statements of cash flows.
In January 2017, the FASB issued guidance which clarifies the definition of a business in order to assist companies with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The guidance is effective for annual periods beginning after December 15, 2017, including interim periods within those annual periods. The Company does not expect the adoption of this standard to have an impact on the Company's financial position or results of operations.

New Accounting Pronouncements Not Yet Adopted:
In January 2017, the FASB issued new guidance to simplify the test for goodwill impairment. The new guidance eliminates the second step in the current two-step goodwill impairment process, under which a goodwill impairment loss is measured by comparing the implied fair value of a reporting unit's goodwill with the carrying amount of that goodwill for that reporting unit. The new guidance requires a one-step impairment test, in which the goodwill impairment charge is based on the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. An entity still has the option to perform the qualitative assessment for a reporting unit to determine if the quantitative impairment test is necessary. The guidance should be applied on a prospective basis with the nature of and reason for the change in accounting principle disclosed upon transition. The guidance is effective for annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2019. Early adoption is permitted. The Company does not expect the adoption of this standard to have a material impact on its financial position or results of operations.
In February 2016, the FASB issued new guidance intended to improve financial reporting for leases. Under the new guidance, a lessee will be required to recognize assets and liabilities for leases with lease terms of more than 12 months. Consistent with current GAAP, the recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee primarily will depend on its classification as a financing or operating lease. However, unlike current GAAP, which requires that only capital leases be recognized on the balance sheet, the new guidance requires that both types of leases be recognized on the balance sheet. The new guidance will require additional disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases. These disclosures include qualitative and quantitative requirements, and additional information about the amounts recorded in the financial statements. The accounting by organizations that own the assets ("lessor") leased by the lessee will remain largely unchanged from current GAAP. However, the guidance contains targeted improvements that are intended to align, where necessary, lessor accounting with the lessee accounting model. The new guidance on leases is effective for public companies for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. Early application is permitted. The Company is currently evaluating the impact the adoption of the guidance will have on its financial position and results of operations, but expects material "right to use" assets and lease liabilities to be recorded on its consolidated balance sheets.
2.    Supplemental Disclosures
The following schedule provides additional information concerning acquisitions, interest and income taxes paid:

(In millions of dollars)	2017	2016	2015
Assets acquired, excluding cash	$898	$960	$1,327
Liabilities assumed	(134)	(111)	(199)
Contingent/deferred purchase consideration	(109)	(36)	(176)
Net cash outflow for acquisitions	$655	$813	$952

(In millions of dollars)	2017	2016	2015
Interest paid	$199	$178	$146
Income taxes paid, net of refunds	$583	$642	$433
The classification of contingent consideration payments in the consolidated statement of cash flows is dependent upon whether the payment was part of the initial liability established on the acquisition date (financing) or an adjustment to the acquisition date liability (operating). Deferred payments are classified as financing activities in the consolidated statements of cash flows.
The following amounts are included in the consolidated statements of cash flows as a financing activity. The Company paid deferred and contingent consideration of $136 million in the year ended December 31, 2017, consisting of deferred purchase consideration of $55 million and contingent purchase consideration of $81 million. In the year ended December 31, 2016 the Company paid deferred and contingent consideration of $98 million, consisting of deferred purchase consideration of $54 million and contingent consideration of $44 million, and in the year ended December 31, 2015 the Company paid deferred and contingent consideration of $49 million, consisting of deferred purchase consideration of $36 million and contingent consideration of $13 million.
The following amounts are included in the operating section of the consolidated statements of cash flows. For the year ended December 31, 2017, the Company recorded a net charge for adjustments to acquisition related accounts of $3 million and contingent consideration payments of $27 million. For the year ended December 31, 2016, the Company recorded a net charge for adjustments to acquisition related accounts of $9 million and contingent consideration payments of $42 million, and for the year ended December 31, 2015 the Company recorded a net charge for adjustments to acquisition related accounts of $45 million and contingent consideration payments of $34 million.
The Company had non-cash issuances of common stock under its share-based payment plan of $88 million, $73 million and $72 million for the years ended December 31, 2017, 2016 and 2015, respectively. The Company recorded stock-based compensation expense related to restricted stock units, performance stock units and stock options of $149 million, $109 million and $88 million for the years ended December 31, 2017, 2016 and 2015, respectively.
In 2015, the consolidated statement of cash flows includes the cash flow impact of discontinued operations from indemnification payments related to the Putnam disposition that reduced the net cash flow provided by operations by $82 million.
As discussed in Note 1, for the years ended December 31, 2016 and 2015, the Company recorded an excess tax benefit of $44 million and $53 million, respectively, as an increase to equity in its consolidated balance sheets, which was reflected as cash provided by financing activities in the consolidated statements of cash flows.
An analysis of the allowance for doubtful accounts is as follows:

For the Years Ended December 31,
(In millions of dollars)	2017	2016	2015
Balance at beginning of year	$96	$87	$95
Provision charged to operations	31	31	14
Accounts written-off, net of recoveries	(17)	(20)	(18)
Effect of exchange rate changes and other	—	(2)	(4)
Balance at end of year	$110	$96	$87

3.    Other Comprehensive Income (Loss)
The changes in the balances of each component of Accumulated Other Comprehensive Income ("AOCI") for the years ended December 31, 2017 and 2016, including amounts reclassified out of AOCI, are as follows:

(In millions of dollars)	Unrealized Investment Gains (Losses)	Pension/Post-Retirement Plans Gains (Losses)	Foreign Currency Translation Adjustments	Total
Balance as of January 1, 2017	$19	$(3,232)	$(1,880)	$(5,093)
Other comprehensive (loss) income before reclassifications	(5)	160	715	870
Amounts reclassified from accumulated other comprehensive loss	—	180	—	180
Net current period other comprehensive (loss) income	(5)	340	715	1,050
Balance as of December 31, 2017	$14	$(2,892)	$(1,165)	$(4,043)

(In millions of dollars)	Unrealized Investment Gains	Pension/Post-Retirement Plans Gains (Losses)	Foreign Currency Translation Adjustments	Total
Balance as of January 1, 2016	$6	$(3,124)	$(1,102)	$(4,220)
Other comprehensive income (loss) before reclassifications	13	(294)	(778)	(1,059)
Amounts reclassified from accumulated other comprehensive loss	—	186	—	186
Net current period other comprehensive income (loss)	13	(108)	(778)	(873)
Balance as of December 31, 2016	$19	$(3,232)	$(1,880)	$(5,093)

The components of other comprehensive income (loss) are as follows:

For the Years Ended December 31,	2017
(In millions of dollars)	Pre-Tax	Tax (Credit)	Net of Tax
Foreign currency translation adjustments	$717	$2	$715
Unrealized investment losses	(7)	(2)	(5)
Pension/post-retirement plans:
Amortization of losses included in net periodic pension cost:
Prior service credits (a)	(1)	—	(1)
Net actuarial losses (a)	167	30	137
Effect of curtailment (a)	(1)	—	(1)
Effect of settlement (a)	54	9	45
Subtotal	219	39	180
Net gains arising during period	374	62	312
Foreign currency translation adjustments	(201)	(36)	(165)
Other adjustments	16	3	13
Pension/post-retirement plans gains	408	68	340
Other comprehensive income	$1,118	$68	$1,050
(a) Components of net periodic pension cost are included in other net benefit credits in the Consolidated Statements of Income. Tax on prior service gains and net actuarial losses is included in income tax expense.

For the Years Ended December 31,	2016
(In millions of dollars)	Pre-Tax	Tax (Credit)	Net of Tax
Foreign currency translation adjustments	$(742)	$36	$(778)
Unrealized investment gains	21	8	13
Pension/post-retirement plans:
Amortization of losses included in net periodic pension cost:
Prior service losses (a)	3	1	2
Net actuarial losses (a)	166	46	120
Subtotal	169	47	122
Effect of curtailment	102	38	64
Net losses arising during period	(855)	(175)	(680)
Foreign currency translation adjustments	416	70	346
Other adjustments	49	9	40
Pension/post-retirement plans losses	(119)	(11)	(108)
Other comprehensive (loss) income	$(840)	$33	$(873)
(a) Components of net periodic pension cost are included in other net benefit credits in the Consolidated Statements of Income. Tax on prior service gains and net actuarial losses is included in income tax expense.

For the Years Ended December 31,	2015
(In millions of dollars)	Pre-Tax	Tax (Credit)	Net of Tax
Foreign currency translation adjustments	$(639)	$4	$(643)
Unrealized investment gains	1	—	1
Pension/post-retirement plans:
Amortization of (gains) losses included in net periodic pension cost:
Prior service credits (a)	(1)	—	(1)
Net actuarial losses (a)	271	96	175
Subtotal	270	96	174
Effect of curtailment (a)	(3)	—	(3)
Plan Termination (a)	(6)	(3)	(3)
Net losses arising during period	(125)	(62)	(63)
Foreign currency translation adjustments	214	43	171
Other	(13)	(6)	(7)
Pension/post-retirement plans gains	337	68	269
Other comprehensive (loss) income	$(301)	$72	$(373)
(a) Components of net periodic pension cost are included in other net benefit credits in the Consolidated Statements of Income. Tax on prior service gains and net actuarial losses is included in income tax expense.
The components of accumulated other comprehensive income (loss) are as follows:

(In millions of dollars)	December 31, 2017	December 31, 2016
Foreign currency translation adjustments (net of deferred tax adjustments of $(11) in 2017 and deferred tax adjustments of $(9) in 2016, respectively)	$(1,165)	$(1,880)
Net unrealized investment gains (net of deferred tax liability of $7 in 2017 and $10 in 2016)	14	19
Net charges related to pension/post-retirement plans (net of deferred tax asset of $1,462 and $1,530 in 2017 and 2016, respectively)	(2,892)	(3,232)
	$(4,043)	$(5,093)

4.    Acquisitions / Dispositions
The Company’s acquisitions have been accounted for as business combinations. Net assets and results of operations are included in the Company’s consolidated financial statements commencing at the respective purchase closing dates. In connection with acquisitions, the Company records the estimated value of the net tangible assets purchased and the value of the identifiable intangible assets purchased, which typically consist of purchased customer lists, trademarks and non-compete agreements. The valuation of purchased intangible assets involves significant estimates and assumptions. Until final valuations are complete, any change in assumptions could affect the carrying value of tangible assets, goodwill and identifiable intangible assets.
The Risk and Insurance Services segment completed seven acquisitions during 2017.

•
January – Marsh & McLennan Agency ("MMA") acquired J. Smith Lanier & Co. ("JSL"), a privately held insurance brokerage firm providing insurance, risk management, and employee benefits solutions to businesses and individuals throughout the U.S.

•	February – MMA acquired iaConsulting, a Texas-based employee benefits consulting firm.

•	March – MMA acquired Blakestad, Inc., a Minnesota-based private client and commercial lines insurance agency, and RJF Financial Services, a Minnesota-based retirement advisory firm.

•	May – MMA acquired Insurance Partners of Texas, a Texas-based employee benefits consulting firm.

•
August – Marsh acquired International Catastrophe Insurance Managers, LLC, a Colorado-based managing general agent providing property catastrophe insurance to business and homeowners, and MMA acquired Hendrick & Hendrick, Inc., a Texas-based insurance agency.

The Consulting segment completed three acquisitions during 2017.

•	August – Mercer acquired Jaeson Associates, a Portugal-based talent management consulting organization.

•
December – Mercer acquired Promerit AG, a Germany-based consultancy specializing in HR digitalization and business and HR transformation and BFC Asset Management Co., Ltd., a Japan-based independently owned asset manager, focused on alternative investment strategies.

Total purchase consideration for acquisitions made during 2017 was approximately $777 million, which consisted of cash paid of $668 million and deferred purchase and estimated contingent consideration of $109 million. Contingent consideration arrangements are based primarily on EBITDA and/or revenue targets over periods of two to four years. The fair value of the contingent consideration was based on projected revenue and earnings of the acquired entities. Estimated fair values of assets acquired and liabilities assumed are subject to adjustment when purchase accounting is finalized. During 2017, the Company also paid $55 million of deferred purchase consideration and $108 million of contingent consideration related to acquisitions made in prior years.

The following table presents the preliminary allocation of the acquisition cost to the assets acquired and liabilities assumed, based on their fair values:

(In millions)	2017
Cash	$668
Estimated fair value of deferred/contingent consideration	109
Total consideration	$777
Allocation of purchase price:
Cash and cash equivalents	$13
Accounts receivable, net	30
Other current assets	6
Property, plant, and equipment	6
Other intangible assets	304
Goodwill	551
Other assets	1
Total assets acquired	911
Current liabilities	25
Other liabilities	109
Total liabilities assumed	134
Net assets acquired	$777
Other intangible assets acquired are based on initial estimates and subject to change based on final valuations during the measurement period post acquisition date. The following chart provides information of other intangible assets acquired during 2017:

	Amount	Weighted Average Amortization Period
Client relationships	$263	12 years
Other (a)	41	5 years
	$304
(a) Primarily non-compete agreements, trade names and developed technology.
Prior Year Acquisitions
During 2016, the Risk and Insurance Services segment completed nine acquisitions.

•
February – MMA acquired The Celedinas Agency, Inc., a Florida-based brokerage firm providing property and casualty and marine insurance as well as employee benefits services, and Aviation Solutions, LLC, a Missouri-based aviation risk advisor and insurance broker.

•	March – MMA acquired Corporate Consulting Services, Ltd., a New York-based insurance brokerage and human resource consulting firm.

•	August – MMA acquired Benefits Advisory Group LLC, an Atlanta-based employee benefits consulting firm.

•	September – MMA acquired Vero Insurance, Inc., a Florida-based agency specializing in private client insurance services.

•	November – MMA acquired Benefits Resource Group Agency, LLC, an Ohio-based benefits consulting firm and Presidio Benefits Group, Inc., a California-based employee benefits consulting firm.

•	December – Marsh acquired AD Corretora, a multi-line broker located in Brazil, and Bluefin Insurance Group, Ltd, a U.K.-based insurance brokerage.

The Consulting segment completed six acquisitions during 2016.

•	January – Mercer acquired The Positive Ageing Company Limited, a U.K.-based firm providing advice on issues surrounding the aging workforce.

•
April – Mercer acquired the Extratextual software system and related client contracts. Extratextual is a web based compliance system that helps clients manage and meet their compliance and risk management obligations.

•
December – Oliver Wyman acquired LShift Limited, a software development company, and Mercer acquired Sirota Consulting LLC, a global provider of employee benefit solutions; Pillar Administration, a superannuation provider located in Australia; and Thomsons Online Benefits, a U.K.-based global benefits software business.

Total purchase consideration for acquisitions made during 2016 was approximately $901 million, which consisted of cash paid of $865 million and deferred purchase and estimated contingent consideration of $36 million. Contingent consideration arrangements are based primarily on EBITDA and/or revenue targets over periods of two to four years. The fair value of the contingent consideration was based on projected revenue and earnings of the acquired entities. Estimated fair values of assets acquired and liabilities assumed are subject to adjustment when purchase accounting is finalized. During 2016, the Company also paid $54 million of deferred purchase consideration and $86 million of contingent consideration related to acquisitions made in prior years.
Pro-Forma Information
The following unaudited pro-forma financial data gives effect to the acquisitions made by the Company during 2017, 2016 and 2015. In accordance with accounting guidance related to pro-forma disclosures, the information presented for current year acquisitions is as if they occurred on January 1, 2016 and reflects acquisitions made in 2016 as if they occurred on January 1, 2015. The pro-forma information includes the effects of amortization of acquired intangibles. The unaudited pro-forma financial data is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have been achieved if such acquisitions had occurred on the dates indicated, nor is it necessarily indicative of future consolidated results.

	Years Ended December 31,
(In millions, except per share data)	2017	2016	2015
Revenue	$14,100	$13,724	$13,528
Income from continuing operations	$1,514	$1,787	$1,643
Net income attributable to the Company	$1,496	$1,759	$1,606
Basic net income per share:
– Continuing operations	$2.91	$3.39	$3.02
– Net income attributable to the Company	$2.92	$3.39	$3.02
Diluted net income per share:
– Continuing operations	$2.88	$3.36	$2.99
– Net income attributable to the Company	$2.88	$3.36	$2.99
The consolidated statement of income for 2017 includes approximately $156 million of revenue and $19 million of operating income related to acquisitions made during 2017. The consolidated statement of income for 2016 includes approximately $25 million of revenue and $4 million of operating income related to acquisitions made during 2016, and the consolidated statement of income for 2015 includes approximately $124 million of revenue and $7 million of operating income related to acquisitions made during 2015.
Acquisition-related expenses incurred in 2017 and 2016 were $3 million and $14 million, respectively.

Dispositions
In December 2015, Mercer sold its U.S. defined contribution recordkeeping business. The Company recognized pre-tax gains of $37 million in 2015 and $6 million in 2016 from this transaction, which are included in revenue in the consolidated statements of income in those years.
5.    Goodwill and Other Intangibles
The Company is required to assess goodwill and any indefinite-lived intangible assets for impairment annually, or more frequently if circumstances indicate impairment may have occurred. The Company performs the annual impairment assessment for each of its reporting units during the third quarter of each year. In accordance with applicable accounting guidance, the Company assesses qualitative factors to determine whether it is necessary to perform the two-step goodwill impairment test. As part of its assessment, the Company considers numerous factors, including that the fair value of each reporting unit exceeds its carrying value by a substantial margin based on its most recent estimates, whether significant acquisitions or dispositions occurred which might alter the fair value of its reporting units, macroeconomic conditions and their potential impact on reporting unit fair values, actual performance compared with budget and prior projections used in its estimation of reporting unit fair values, industry and market conditions, and the year-over-year change in the Company’s share price. The Company completed its qualitative assessment in the third quarter of 2017 and concluded that a two-step goodwill impairment test was not required in 2017 and that goodwill was not impaired.
Other intangible assets that are not deemed to have an indefinite life are amortized over their estimated lives and reviewed for impairment upon the occurrence of certain triggering events in accordance with applicable accounting literature. The Company concluded that these intangible assets are not impaired.
Changes in the carrying amount of goodwill are as follows:

(In millions of dollars)	2017	2016
Balance as of January 1, as reported	$8,369	$7,889
Goodwill acquired	551	556
Other adjustments(a)	169	(76)
Balance at December 31,	$9,089	$8,369
(a) Primarily due to the impact of foreign exchange in both years.
The goodwill acquired of $551 million in 2017 (approximately $9 million of which is deductible for tax purposes) is comprised of $522 million related to the Risk and Insurance Services segment and $29 million related to the Consulting segment.
Goodwill allocable to the Company’s reportable segments is as follows: Risk and Insurance Services, $6.5 billion and Consulting, $2.6 billion.
The gross cost and accumulated amortization at December 31, 2017 and 2016 are as follows:

(In millions of dollars)	2017			2016
	Gross Cost	Accumulated Amortization	Net Carrying Amount	Gross Cost	Accumulated Amortization	Net Carrying Amount
Client relationships	$1,672	$518	$1,154	$1,390	$392	$998
Other (a)	234	114	120	204	76	128
Amortized intangibles	$1,906	$632	$1,274	$1,594	$468	$1,126
(a) Primarily non-compete agreements, trade names and developed technology.

Aggregate amortization expense was $169 million for the year ended December 31, 2017, $130 million for the year ended December 31, 2016 and $109 million for the year ended December 31, 2015. The estimated future aggregate amortization expense is as follows:

For the Years Ending December 31,
(In millions of dollars)
2018	$180
2019	170
2020	149
2021	139
2022	125
Subsequent years	511
$1,274
6.    Income Taxes
The tax information presented below includes a provisional estimate of the impact of the enactment, in December 2017, of U.S. tax legislation commonly known as the Tax Cuts and Job Act (the "TCJA"), which is discussed in more detail below. For financial reporting purposes, income before income taxes includes the following components:

For the Years Ended December 31,
(In millions of dollars)	2017	2016	2015
Income before income taxes:
U.S.	$819	$725	$702
Other	1,824	1,755	1,605
	$2,643	$2,480	$2,307

The expense for income taxes is comprised of:
Current–
U.S. Federal	$313	$208	$90
Other national governments	388	366	385
U.S. state and local	36	43	52
	737	617	527
Deferred–
U.S. Federal	286	26	125
Other national governments	72	32	15
U.S. state and local	38	10	4
	396	68	144
Total income taxes	$1,133	$685	$671

The significant components of deferred income tax assets and liabilities and their balance sheet classifications are as follows:

December 31,
(In millions of dollars)	2017	2016
Deferred tax assets:
Accrued expenses not currently deductible	$369	$582
Differences related to non-U.S. operations (a)	139	127
Accrued U.S. retirement benefits	394	629
Net operating losses (b)	67	56
Income currently recognized for tax	49	71
Other	31	50
	$1,049	$1,515

Deferred tax liabilities:
Differences related to non-U.S. operations	$235	$217
Depreciation and amortization	338	377
Accrued retirement & postretirement benefits - non-U.S. operations	172	10
Other	16	14
	$761	$618

(a)	Net of valuation allowances of $18 million in 2017 and $3 million in 2016.

(b)	Net of valuation allowances of $11 million in 2017 and $17 million in 2016.

December 31,
(In millions of dollars)	2017	2016
Balance sheet classifications:
Deferred tax assets	$669	$1,097
Other liabilities	$381	$200
A reconciliation from the U.S. Federal statutory income tax rate to the Company’s effective income tax rate is shown below:

For the Years Ended December 31,	2017	2016	2015
U.S. Federal statutory rate	35.0%	35.0%	35.0%
U.S. state and local income taxes—net of U.S. Federal income tax benefit	1.5	1.5	1.6
Differences related to non-U.S. operations	(8.6)	(9.2)	(8.0)
U.S. Tax Reform	17.4	—	—
Equity compensation	(2.6)	—	—
Other	0.2	0.3	0.5
Effective tax rate	42.9%	27.6%	29.1%
The Company’s consolidated effective tax rate was 42.9%, 27.6% and 29.1% in 2017, 2016 and 2015, respectively. The tax rate in each year reflects foreign operations, which are generally taxed at rates lower than the U.S. statutory tax rate. The effective tax rate in 2017 reflects a provisional estimate of the impact of the enactment of the TCJA, as well as the impact of the required change in accounting for equity awards.
As a result of TCJA, two discrete charges were recorded. The transition to the new territorial tax system resulted in a transition tax payable over eight years on undistributed earnings of non-U.S. subsidiaries. This mandatory taxation of accumulated foreign earnings substantially changed the economic considerations of continued permanent investment of those accumulated earnings, a key component of our global capital strategy. As a result of the transition tax, the Company anticipates repatriating the majority of the accumulated earnings that it previously intended to permanently invest. A charge of $240 million was recorded in the fourth quarter as a provisional estimate of the transition tax and ancillary effects.
The provisional estimate of transition tax includes state taxes and foreign withholding taxes related to the change in the Company's indefinite reinvestment assertion with respect to our pre-2018 foreign earnings. The Company previously considered most unremitted earnings of our non-U.S. subsidiaries, except amounts repatriated in the year earned, to be permanently reinvested and, accordingly, recorded no deferred U.S. income taxes on such earnings. The Company has initially analyzed our global capital requirements and potential tax liabilities attributable to repatriation. The Company estimates that it will repatriate $3.4 billion that was previously considered indefinitely invested. Included in the $240 million charge is a $53 million provisional estimate for withholding and state income taxes. These estimates may be adjusted during 2018 after the Company has finalized its analysis of all the relevant information.
U.S. federal income taxes are not provided on the excess of the amount for financial reporting over the tax basis of investments in foreign subsidiaries that are essentially permanent in duration. The determination of the unrecognized deferred tax liability with respect to these investments is not practicable.
In addition, reducing the U.S. corporate tax rate from 35% to 21%, and the change in deductibility of certain compensation awards to executive officers of the Company effective on January 1, 2018, resulted in a net charge of $220 million to reduce the value of our U.S. deferred tax assets and liabilities.
In December of 2017, the SEC issued Staff Accounting Bulletin 118 ("SAB 118"), establishing a one-year measurement period to complete the accounting for the income tax effects of the TCJA. SAB 118 anticipates three alternative states of completion at the end of the reporting period of accounting for these effects: (1) the tax accounting work has been completed with respect to an item; (2) a provisional amount has been recognized because a reasonable estimate was possible, or (3) a reasonable estimate cannot be provided. The Company believes its analysis of the TCJA to date provides an appropriate basis to record a provisional estimate. Our provisional estimates include the effects of the deemed repatriation tax and the Company's position with respect to permanently reinvested earnings, the impacts of the Global Intangible Low Taxed Income ("GILTI") and Base Erosion and Anti-abuse Tax ("BEAT") provisions, and the remeasurement of U.S. deferred tax based on estimated enactment-date deferred tax balances, which may be adjusted in 2018 when the 2017 tax return is filed. However, given the significant complexity of the TCJA, anticipated guidance from the U.S. Treasury about its implementation, the potential for additional guidance from the SEC or FASB, and the global complexity of the Company, these estimates may be adjusted during 2018.
Valuation allowances had net increases of $9 million in 2017 and net decreases of $8 million and $69 million in 2016 and 2015, respectively. During 2017, adjustments of the beginning of the year balances of valuation allowances increased income tax expense by $11 million, and decreased income tax expense by $7 million and $14 million in 2016, and 2015, respectively. The decrease in the valuation allowance in 2015 also reflects the write down of a deferred tax asset along with its full valuation allowance because the Company cannot utilize a net operating loss. Approximately 81% of the Company’s net operating loss carryforwards expire from 2018 through 2036, and others are unlimited. The potential tax benefit from net operating loss carryforwards at the end of 2017 comprised federal, state and local, and non-U.S. tax benefits of $6 million, $49 million and $31 million, respectively, before reduction for valuation allowances.
The realization of deferred tax assets depends on generating future taxable income during the periods in which the tax benefits are deductible or creditable. Tax liabilities are determined and assessed jurisdictionally by legal entity or filing group. Certain taxing jurisdictions allow or require combined or consolidated tax filings. The Company assessed the realizability of its deferred tax assets, and considered all available evidence, including the existence of a recent history of losses, placing particular weight on evidence that could be objectively verified. A valuation allowance was recorded to reduce deferred tax assets to the amount that the Company believes is more likely than not to be realized.

Following is a reconciliation of the Company’s total gross unrecognized tax benefits for the years ended December 31, 2017, 2016 and 2015:

(In millions of dollars)	2017	2016	2015
Balance at January 1,	$65	$74	$97
Additions, based on tax positions related to current year	1	2	3
Additions for tax positions of prior years	14	6	22
Reductions for tax positions of prior years	(6)	(6)	(10)
Settlements	—	(7)	(20)
Lapses in statutes of limitation	(3)	(4)	(18)
Balance at December 31,	$71	$65	$74
Of the total unrecognized tax benefits at December 31, 2017, 2016 and 2015, $56 million, $53 million and $53 million, respectively, represent the amount that, if recognized, would favorably affect the effective tax rate in any future periods. The total gross amount of accrued interest and penalties at December 31, 2017, 2016 and 2015, before any applicable federal benefit, was $12 million, $11 million and $8 million, respectively.
The Company is routinely examined by tax authorities in the jurisdictions in which it has significant operations. In the US federal jurisdiction the Company participates in the Internal Revenue Service’s ("IRS") Compliance Assurance Process ("CAP"), which is structured to conduct real-time compliance reviews. The IRS is currently examining the Company’s 2015 and 2016 tax returns and is performing a pre-filing review of 2017. In 2015, the Company settled its federal tax audit for the year 2014.
New York State and New York City have examinations underway for various entities covering the years 2007 through 2014. Outside the United States, there are ongoing examinations in Germany for the years 2009 through 2012, in France for the years 2011 and 2012, and in Italy for the year 2015. There are ongoing examinations in Canada of tax years 2013 and 2014. The United Kingdom's examination of year 2014 is ongoing and an examination of year 2015 has been commenced. The Company regularly considers the likelihood of assessments in each of the taxing jurisdictions resulting from examinations. The Company has established liabilities for uncertain tax positions in relation to the potential assessments. The Company believes the resolution of tax matters will not have a material effect on the consolidated financial position of the Company, although a resolution of tax matters could have a material impact on the Company's net income or cash flows and on its effective tax rate in a particular future period. It is reasonably possible that the total amount of unrecognized tax benefits will decrease between zero and approximately $6 million within the next twelve months due to settlement of audits and expiration of statutes of limitation.

7.    Retirement Benefits
The Company maintains qualified and non-qualified defined benefit pension plans for its U.S. and non-U.S. eligible employees. The Company’s policy for funding its tax qualified defined benefit retirement plans is to contribute amounts at least sufficient to meet the funding requirements set forth by U.S. law and the laws of the non-U.S. jurisdictions in which the Company offers defined benefit plans.
Combined U.S. and non-U.S. Plans
The weighted average actuarial assumptions utilized for the U.S. and significant non-U.S. defined benefit plans and postretirement benefit plans are as follows:

	Pension Benefits		Postretirement Benefits
	2017	2016	2017	2016
Weighted average assumptions:
Discount rate (for expense)	3.40%	4.10%	3.64%	4.12%
Expected return on plan assets	6.64%	7.06%	—	—
Rate of compensation increase (for expense)	1.77%	2.44%	—	—
Discount rate (for benefit obligation)	3.07%	3.40%	3.21%	3.64%
Rate of compensation increase (for benefit obligation)*	1.73%	1.77%	—	—
*The 2017 and 2016 assumption do not include a rate of compensation increase for the U.S. defined benefit plans since future benefit accruals were discontinued for those plans after December 31, 2016.
The Company uses actuaries from Mercer, a subsidiary of the Company, to perform valuations of its pension plans. The long-term rate of return on plan assets assumption is determined for each plan based on the facts and circumstances that exist as of the measurement date, and the specific portfolio mix of each plan’s assets. The Company utilizes a model developed by the Mercer actuaries to assist in the determination of this assumption. The model takes into account several factors, including: actual and target portfolio allocation; investment, administrative and trading expenses incurred directly by the plan trust; historical portfolio performance; relevant forward-looking economic analysis; and expected returns, variances and correlations for different asset classes. These measures are used to determine probabilities using standard statistical techniques to calculate a range of expected returns on the portfolio. Generally, the Company does not adjust the rate of return assumption from year to year if, at the measurement date, it is within the range between the 25th and 75th percentile of the expected long-term annual returns. Historical long-term average asset returns of the most significant plans are also reviewed to determine whether they are consistent and reasonable compared with the rate selected. The expected return on plan assets is determined by applying the assumed long-term rate of return to the market-related value of plan assets. This market-related value recognizes investment gains or losses over a five-year period from the year in which they occur. Investment gains or losses for this purpose are the difference between the expected return calculated using the market-related value of assets and the actual return based on the market value of assets. Since the market-related value of assets recognizes gains or losses over a five-year period, the future market-related value of the assets will be impacted as previously deferred gains or losses are reflected.
The target asset allocation for the U.S. Plans is 64% equities and equity alternatives and 36% fixed income. At the end of 2017, the actual allocation for the U.S. Plans was 63% equities and equity alternatives and 37% fixed income. The target asset allocation for the U.K. Plans, which comprise approximately 81% of non-U.S. Plan assets, is 34% equities and equity alternatives and 66% fixed income. At the end of 2017, the actual allocation for the U.K. Plans was 48% equities and equity alternatives and 52% fixed income. The assets of the Company's defined benefit plans are diversified and are managed in accordance with applicable laws and with the goal of maximizing the plans' real return within acceptable risk parameters. The Company uses threshold-based portfolio re-balancing to ensure the actual portfolio remains consistent with target asset allocation ranges.
The Company reduced the U.K. Plans' target asset allocation to equity and equity alternatives to 34% effective December 31, 2017. The re-balancing took place in early January 2018.

The discount rate selected for each U.S. plan is based on a model bond portfolio with coupons and redemptions that closely match the expected liability cash flows from the plan. Discount rates for non-U.S. plans are based on appropriate bond indices adjusted for duration; in the U.K., the plan duration is reflected using the Mercer yield curve.
The components of the net periodic benefit cost for defined benefit and other postretirement plans are as follows:

Combined U.S. and significant non-U.S. Plans	Pension			Postretirement
For the Years Ended December 31,	Benefits			Benefits
(In millions of dollars)	2017	2016	2015	2017	2016	2015
Service cost (a)	$76	$178	$196	$1	$2	$3
Interest cost	497	537	587	4	5	5
Expected return on plan assets	(921)	(940)	(977)	—	—	—
Amortization of prior service (credit) cost	(2)	(1)	(1)	1	4	3
Recognized actuarial loss (gain)	167	168	271	—	(2)	(1)
Net periodic benefit (credit) cost	$(183)	$(58)	$76	$6	$9	$10
Curtailment (loss) gain	(1)	(4)	5	—	—	—
Plan termination	—	—	—	—	—	(128)
Settlement loss	54	—	1	—	—	—
Total (credit) cost	$(130)	$(62)	$82	$6	$9	$(118)
(a) Included in compensation and benefits in the consolidated statements of income
As discussed in Note 1, effective January 1, 2018, the Company adopted the new guidance that changes the presentation of net periodic pension cost and net periodic postretirement cost (''net periodic benefit costs"). The new guidance requires employers to report the service cost component of net periodic benefit costs in the same line item as other compensation costs in the income statement. The other components of net periodic benefit costs are required to be presented in the income statement separately from the service cost component and outside a subtotal of income from operations. The new guidance requires retrospective application for the presentation of the service cost component and the other components of net periodic benefit costs. Accordingly, we have reclassified prior period information in the following chart to conform with the current year's presentation:

Amounts Recorded in the Consolidated Statements of Income
Combined U.S. and significant non-U.S. plans	Pension Benefits			Postretirement Benefits
For the Years Ended December 31,
(In millions of dollars)	2017	2016	2015	2017	2016	2015
Compensation and benefits expense (Operating income)	$76	$178	$196	$1	$2	$3
Other net benefit credits	(206)	(240)	(114)	5	7	(121)
Total (credit) cost	$(130)	$(62)	$82	$6	$9	$(118)

Pension Settlement Charge
Defined Benefit Pension Plans in the U.K. allow participants an option for the payment of a lump sum distribution from plan assets before retirement in full satisfaction of the retirement benefits due to the participant as well as any survivor’s benefit. The Company’s policy under applicable U.S. GAAP is to treat these lump sum payments as a partial settlement of the plan liability if they exceed the total of interest plus service costs ("settlement thresholds"). Based on the amount of lump sum payments through December 31, 2017, the lump sum payments exceeded the settlement thresholds in two of the U.K.

plans. This resulted in a non-cash settlement charge of $54 million which was recorded in December 2017.
Plan Assets
For the U.S. Plans, investment allocation decisions are made by a fiduciary committee composed of senior executives appointed by the Company’s Chief Executive Officer. For the non-U.S. plans, investment allocation decisions are made by local fiduciaries, in consultation with the Company for the larger plans. Plan assets are invested in a manner consistent with the fiduciary standards set forth in all relevant laws relating to pensions and trusts in each country. Primary investment objectives are (1) to achieve an investment return that, in combination with current and future contributions, will provide sufficient funds to pay benefits as they become due, and (2) to minimize the risk of large losses. The investment allocations are designed to meet these objectives by broadly diversifying plan assets among numerous asset classes with differing expected returns, volatilities, and correlations.
The major categories of plan assets include equity securities, equity alternative investments, and fixed income securities. For the U.S. Plan, the category ranges are 59-69% for equities and equity alternatives, and 31-41% for fixed income. For the U.K. Plans, the category ranges are 35-41% for equities and equity alternatives, and 59-65% for fixed income. Asset allocation is monitored frequently and re-balancing actions are taken as appropriate.
Plan investments are exposed to stock market, interest rate, and credit risk. Concentrations of these risks are generally limited due to diversification by investment style within each asset class, diversification by investment manager, diversification by industry sectors and issuers, and the dispersion of investments across many geographic areas.
Unrecognized Actuarial Gains/Losses
In accordance with applicable accounting guidance, the funded status of the Company's pension plans is recorded in the consolidated balance sheets and provides for a delayed recognition of actuarial gains or losses arising from changes in the projected benefit obligation due to changes in the assumed discount rates, differences between the actual and expected value of plan assets and other assumption changes. The unrecognized pension plan actuarial gains or losses and prior service costs not yet recognized in net periodic pension cost are recognized in Accumulated Other Comprehensive Income ("AOCI"), net of tax. These gains and losses are amortized prospectively out of AOCI over a period that approximates the remaining life expectancy of participants in plans where substantially all participants are inactive, or the average remaining service period of active participants for plans with active participants.
Interest and Service Cost
In 2016, the Company modified the approach used to estimate the service and interest cost components of net periodic benefit cost for its significant non-U.S. plans. Historically, service and interest costs were estimated using a single weighted average discount rate derived from the yield curves used to measure the benefit obligations at the beginning of the period. This change in approach was made to improve the correlation between the projected benefit cash flows and the corresponding yield curve spot rates and to provide a more precise measurement of service and interest costs. The change does not impact the measurement of the plans’ total Projected Benefit Obligation. The Company has accounted for this change as a change in estimate, that was applied prospectively beginning in 2016.

U.S. Plans
The following schedules provide information concerning the Company’s U.S. defined benefit pension plans and postretirement benefit plans:

	U.S. Pension Benefits		U.S. Postretirement Benefits
(In millions of dollars)	2017	2016	2017	2016
Change in benefit obligation:
Benefit obligation at beginning of year	$5,894	$5,685	$37	$40
Service cost	—	106	—	—
Interest cost	264	264	2	2
Employee contributions	—	—	3	3
Effect of curtailment	—	(98)	—	—
Actuarial loss (gain)	538	160	3	—
Benefits paid	(475)	(223)	(9)	(8)
Benefit obligation, December 31	$6,221	$5,894	$36	$37
Change in plan assets:
Fair value of plan assets at beginning of year	$4,365	$4,160	$2	$3
Actual return on plan assets	812	401	—	—
Employer contributions	85	27	6	5
Employee contributions	—	—	3	3
Benefits paid	(475)	(223)	(9)	(8)
Other	—	—	—	(1)
Fair value of plan assets, December 31	$4,787	$4,365	$2	$2
Net funded status, December 31	$(1,434)	$(1,529)	$(34)	$(35)
Amounts recognized in the consolidated balance sheets:
Current liabilities	$(27)	$(27)	$(2)	$(2)
Non-current liabilities	(1,407)	(1,502)	(32)	(33)
Net liability recognized, December 31	$(1,434)	$(1,529)	$(34)	$(35)
Amounts recognized in other comprehensive income (loss):
Prior service (cost) credit	$—	$—	$—	$(3)
Net actuarial (loss) gain	(1,766)	(1,720)	6	11
Total recognized accumulated other comprehensive (loss) income, December 31	$(1,766)	$(1,720)	$6	$8
Cumulative employer contributions in excess of (less than) net periodic cost	332	191	(40)	(43)
Net amount recognized in consolidated balance sheet	$(1,434)	$(1,529)	$(34)	$(35)
Accumulated benefit obligation at December 31	$6,221	$5,894	$—	$—

	U.S. Pension Benefits		U.S. Postretirement Benefits
(In millions of dollars)	2017	2016	2017	2016
Reconciliation of prior service credit (cost) recognized in accumulated other comprehensive income (loss):
Beginning balance	$—	$—	$(3)	$(7)
Recognized as component of net periodic benefit cost	—	—	3	4
Prior service cost, December 31	$—	$—	$—	$(3)

	U.S. Pension Benefits		U.S. Postretirement Benefits
(In millions of dollars)	2017	2016	2017	2016
Reconciliation of net actuarial (loss) gain recognized in accumulated other comprehensive income (loss):
Beginning balance	$(1,720)	$(1,754)	$11	$13
Recognized as component of net periodic benefit cost (credit)	37	74	(1)	(2)
Changes in plan assets and benefit obligations recognized in other comprehensive income (loss):
Effect of curtailment	—	98	—	—
Other	—	—	(1)	—
Liability experience	(538)	(160)	(3)	—
Asset experience	455	22	—	—
Total (loss) gain recognized as change in plan assets and benefit obligations	(83)	(40)	(4)	—
Net actuarial (loss) gain, December 31	$(1,766)	$(1,720)	$6	$11

For the Years Ended December 31,	U.S. Pension Benefits			U.S. Postretirement Benefits
(In millions of dollars)	2017	2016	2015	2017	2016	2015
Total recognized in net periodic benefit cost and other comprehensive (income) loss	$(10)	$31	$146	$5	$2	$(138)
Estimated amounts that will be amortized from accumulated other comprehensive loss to net periodic pension cost in the next fiscal year:

	U.S. Pension Benefits	U.S. Postretirement Benefits
(In millions of dollars)	2018	2018
Net actuarial loss	$54	$1
The weighted average actuarial assumptions utilized in determining the above amounts for the U.S. defined benefit and other U.S. postretirement plans as of the end of the year are as follows:

	U.S. Pension Benefits		U.S. Postretirement Benefits
	2017	2016	2017	2016
Weighted average assumptions:
Discount rate (for expense)	4.58%	4.71%	4.12%	4.36%
Expected return on plan assets	7.95%	8.72%	—	—
Rate of compensation increase (for expense)	—	2.00%	—	—
Discount rate (for benefit obligation)	3.86%	4.58%	3.67%	4.12%
In recent years, the Society of Actuaries in the United States has issued new mortality tables and mortality improvement scales. The Company considered the effect of these tables and scales, along with other available information on mortality improvement and industry specific mortality studies, to select its assumptions for measurement of the plans’ benefit obligations at December 31, 2017 and 2016.
The projected benefit obligation, accumulated benefit obligation and aggregate fair value of plan assets for U.S. pension plans with accumulated benefit obligations in excess of plan assets were $6.2 billion, $6.2 billion and $4.8 billion, respectively, as of December 31, 2017 and $5.9 billion, $5.9 billion and $4.4 billion, respectively, as of December 31, 2016.

The projected benefit obligation and fair value of plan assets for U.S. pension plans with projected benefit obligations in excess of plan assets was $6.2 billion and $4.8 billion, respectively, as of December 31, 2017 and $5.9 billion and $4.4 billion, respectively, as of December 31, 2016.
As of December 31, 2017, the U.S. qualified plan holds 4 million shares of the Company’s common stock which were contributed to the qualified plan by the Company in 2005. This represented approximately 6.8% of that plan's assets as of December 31, 2017. In addition, plan assets may be invested in funds managed by Mercer Investments, a subsidiary of the Company.
The components of the net periodic benefit cost (credit) for the U.S. defined benefit and other postretirement benefit plans are as follows:

U.S. Plans only	Pension Benefits			Postretirement Benefits
For the Years Ended December 31,
(In millions of dollars)	2017	2016	2015	2017	2016	2015
Service cost (a)	$—	$106	$114	$—	$—	$1
Interest cost	264	264	254	2	2	2
Expected return on plan assets	(357)	(379)	(373)	—	—	—
Amortization of prior service (credit) cost	—	—	—	3	4	3
Recognized actuarial loss (gain)	37	74	146	(1)	(2)	(2)
Net periodic benefit (credit) cost	$(56)	$65	$141	$4	$4	$4
Plan termination	—	—	—	—	—	(128)
Total (credit) cost	$(56)	$65	$141	$4	$4	$(124)
(a) Included in compensation and benefits in the consolidated statements of income
Effective September 1, 2015, the Company divided its U.S. qualified defined benefit plan to provide enhanced flexibility to manage the risk associated with those participants not receiving benefit accruals. The existing plan was amended to cover only the retirees then receiving benefits and terminated vested participants as of August 1, 2015. The Company's active participants as of that date were transferred into a newly established, legally separate qualified defined benefit plan. The benefits offered to the plans' participants were unchanged. As a result of the plan amendment and establishment of the new plan, the Company re-measured the assets and liabilities of the two plans as required under U.S. GAAP, based on assumptions and market conditions at the amendment date. The net periodic pension expense recognized in 2015 reflects the weighted average costs of the December 31, 2014 measurement and the September 1, 2015 re-measurement.
In October 2016, the Company modified its U.S. defined benefit pension plans to discontinue further benefit accruals for participants after December 31, 2016. At the same time, the Company amended its U.S. defined contribution retirement plans for most of its U.S. employees to add an automatic Company contribution equal to 4% of eligible base pay beginning on January 1, 2017. This new Company contribution, together with the Company’s matching contribution, provides eligible U.S. employees with the opportunity to receive a total contribution of up to 7% of eligible base pay. As required under GAAP, the defined benefit plans that were significantly impacted by the modification were re-measured in October 2016 using market data and assumptions as of the modification date. The net periodic pension expense recognized in 2016 reflects the weighted average costs of the December 31, 2015 measurement and the October 2016 re-measurement. In addition, the U.S. qualified plans were merged effective December 30, 2016, since no participants would be receiving benefit accruals after December 31, 2016.
In March 2015, the Company amended its U.S. Post-65 retiree medical reimbursement plan (the "RRA plan"), resulting in its termination, with benefits to certain participants paid through December 31, 2016. As a result of the termination of the RRA plan, the Company recognized a net credit of approximately $125 million in the first quarter of 2015.
The assumed health care cost trend rate for Medicare eligibles and non-Medicare eligibles is approximately 6.38% in 2017, gradually declining to 4.5% in 2039. Assumed health care cost trend rates have a small effect on the amounts reported for the U.S. health care plans because the Company caps its share of health care trend at 5%. A one percentage point change in assumed health care cost trend rates would have no effect on the total service and interest cost components or the postretirement benefit obligation.

Estimated Future Contributions
The Company expects to contribute approximately $27 million to its U.S. plans in 2018. The Company’s policy for funding its tax-qualified defined benefit retirement plans is to contribute amounts at least sufficient to meet the funding requirements set forth in the U.S. and applicable foreign law.

Non-U.S. Plans
The following schedules provide information concerning the Company’s non-U.S. defined benefit pension plans and non-U.S. postretirement benefit plans:

	Non-U.S. Pension Benefits		Non-U.S. Postretirement Benefits
(In millions of dollars)	2017	2016	2017	2016
Change in benefit obligation:
Benefit obligation at beginning of year	$9,670	$9,076	$81	$79
Service cost	76	72	1	2
Interest cost	233	273	2	3
Employee contributions	7	7	—	—
Actuarial (gain) loss	(149)	1,966	—	5
Plan amendments	—	(49)	(17)	—
Effect of settlement	(211)	(27)	—	—
Effect of curtailment	(1)	(7)	—	—
Benefits paid	(291)	(352)	(3)	(3)
Foreign currency changes	703	(1,290)	4	(5)
Other	16	1	—	—
Benefit obligation December 31	$10,053	$9,670	$68	$81
Change in plan assets:
Fair value of plan assets at beginning of year	$10,017	$9,826	$—	$—
Actual return on plan assets	875	1,815	—	—
Effect of settlement	(211)	(27)	—	—
Company contributions	229	187	3	3
Employee contributions	7	7	—	—
Benefits paid	(291)	(352)	(3)	(3)
Foreign currency changes	749	(1,439)	—	—
Other	13	—	—	—
Fair value of plan assets, December 31	$11,388	$10,017	$—	$—
Net funded status, December 31	$1,335	$347	$(68)	$(81)
Amounts recognized in the consolidated balance sheets:
Non-current assets	$1,684	$766	$—	$—
Current liabilities	(6)	(5)	(4)	(3)
Non-current liabilities	(343)	(414)	(64)	(78)
Net asset (liability) recognized, December 31	$1,335	$347	$(68)	$(81)
Amounts recognized in other comprehensive (loss) income:
Prior service credit	$43	$43	$15	$—
Net actuarial loss	(2,646)	(3,081)	(10)	(11)
Total recognized accumulated other comprehensive (loss) income, December 31	$(2,603)	$(3,038)	$5	$(11)
Cumulative employer contributions in excess of (less than) net periodic cost	3,938	3,385	(73)	(70)
Net asset (liability) recognized in consolidated balance sheets, December 31	$1,335	$347	$(68)	$(81)
Accumulated benefit obligation, December 31	$9,783	$9,397	$—	$—

	Non-U.S. Pension Benefits		Non-U.S. Postretirement Benefits
(In millions of dollars)	2017	2016	2017	2016
Reconciliation of prior service credit (cost) recognized in accumulated other comprehensive income (loss):
Beginning balance	$43	$(3)	$—	$—
Recognized as component of net periodic benefit credit:
Amortization of prior service credit	(2)	(1)	(2)	—
Effect of curtailment	(1)	—	—	—
Total recognized as component of net periodic benefit credit	(3)	(1)	(2)	—
Changes in plan assets and benefit obligations recognized in other comprehensive income:
Plan amendments	—	49	17	—
Exchange rate adjustments	3	(2)	—	—
Prior service credit, December 31	$43	$43	$15	$—

	Non-U.S. Pension Benefits		Non-U.S. Postretirement Benefits
(In millions of dollars)	2017	2016	2017	2016
Reconciliation of net actuarial (loss) gain recognized in accumulated other comprehensive (loss) income:
Beginning balance	$(3,081)	$(2,887)	$(11)	$(6)
Recognized as component of net periodic benefit cost:
Amortization of net loss	130	94	1	—
Effect of settlement	54	—	—	—
Total recognized as component of net periodic benefit credit	184	94	1	—
Changes in plan assets and benefit obligations recognized in other comprehensive income (loss):
Liability experience	149	(1,966)	—	(5)
Asset experience	311	1,254	—	—
Other	(5)	—	—	—
Effect of curtailment	1	3	—	—
Total amount recognized as change in plan assets and benefit obligations	456	(709)	—	(5)
Exchange rate adjustments	(205)	421	—	—
Net actuarial loss, December 31	$(2,646)	$(3,081)	$(10)	$(11)

For the Years Ended December 31,	Non-U.S. Pension Benefits			Non-U.S. Postretirement Benefits
(In millions of dollars)	2017	2016	2015	2017	2016	2015
Total recognized in net periodic benefit cost and other comprehensive loss (income)	$(513)	$21	$(407)	$(14)	$10	$(2)

Estimated amounts that will be amortized from accumulated other comprehensive loss to net periodic pension cost in the next fiscal year:

	Non-U.S. Pension Benefits	Non-U.S. Postretirement Benefits
(In millions of dollars)	2018	2018
Prior service credit	$(2)	$(2)
Net actuarial loss	90	—
Projected cost	$88	$(2)
The weighted average actuarial assumptions utilized for the non-U.S. defined and postretirement benefit plans as of the end of the year are as follows:

	Non-U.S. Pension Benefits		Non-U.S. Postretirement Benefits
	2017	2016	2017	2016
Weighted average assumptions:
Discount rate (for expense)	2.69%	3.71%	3.42%	4.00%
Expected return on plan assets	6.07%	6.36%	—	—
Rate of compensation increase (for expense)	2.85%	2.72%	—	—
Discount rate (for benefit obligation)	2.58%	2.69%	2.97%	3.42%
Rate of compensation increase (for benefit obligation)	2.80%	2.85%	—	—
The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the non-U.S. pension plans with accumulated benefit obligations in excess of plan assets were $1.3 billion, $1.2 billion and $1.0 billion, respectively, as of December 31, 2017 and $1.2 billion, $1.2 billion and $0.9 billion, respectively, as of December 31, 2016.
The projected benefit obligation and fair value of plan assets for non-U.S. pension plans with projected benefit obligations in excess of plan assets was $2.2 billion and $1.9 billion, respectively, as of December 31, 2017 and $2.1 billion and $1.7 billion, respectively, as of December 31, 2016.
Non-U.S. Plan Amendments
In March 2017, the Company modified its defined benefit pension plans in Canada to discontinue further benefit accruals for participants after December 31, 2017 and replaced them with a defined contribution arrangement. The Company also amended its post-retirement benefits plan in Canada so that individuals who retire after April 1, 2019 will not be eligible to participate, except in certain situations. The Company re-measured the assets and liabilities of the plans, based on assumptions and market conditions on the amendment date.
Effective August 1, 2015, the Company amended its Ireland defined benefit pension plans to close those plans to future benefit accruals and replaced those plans with a defined contribution arrangement. The Company re-measured the assets and liabilities of the plans, based on assumptions and market conditions on the amendment date. The net periodic pension costs recognized in 2015 reflect the weighted average costs of the December 31, 2014 measurement and the August 1, 2015 re-measurement.
After completion of a consultation period with affected colleagues, in January 2015, the Company amended its U.K. defined benefit pension plans to close those plans to future benefit accruals effective August 1, 2015 and replaced those plans, along with its existing defined contribution plans, with a new, comprehensive defined contribution arrangement. This change resulted in a curtailment of the U.K. defined benefit plans and, as required under GAAP, the Company re-measured the defined benefit plans’ assets and liabilities at the amendment date, based on assumptions and market conditions at that date. The net periodic benefit costs recognized in 2015 are the weighted average resulting from the December 31, 2014 measurement and the January 2015 re-measurement.

Components of Net Periodic Benefits Costs
The components of the net periodic benefit cost for the non-U.S. defined benefit and other postretirement benefit plans and the curtailment, settlement and termination expenses are as follows:

For the Years Ended December 31,	Non-U.S. Pension Benefits			Non-U.S. Postretirement Benefits
(In millions of dollars)	2017	2016	2015	2017	2016	2015
Service cost (a)	$76	$72	$82	$1	$2	$2
Interest cost	233	273	333	2	3	3
Expected return on plan assets	(564)	(561)	(604)	—	—	—
Amortization of prior service credit	(2)	(1)	(1)	(2)	—	—
Recognized actuarial loss	130	94	125	1	—	1
Net periodic benefit (credit) cost	(127)	(123)	(65)	2	5	6
Settlement loss	54	—	1	—	—	—
Curtailment (gain) loss	(1)	(4)	5	—	—	—
Total (credit) cost	$(74)	$(127)	$(59)	$2	$5	$6
(a) Included in compensation and benefits in the consolidated statement of income
The non-U.S. pension credit in 2017 includes the impact of the pension settlement charge in the U.K., as previously discussed.
The assumed health care cost trend rate was approximately 5.12% in 2017, gradually declining to 4.41% in 2027. Assumed health care cost trend rates can have a significant effect on the amounts reported for the non-U.S. health care plans. A one percentage point change in assumed health care cost trend rates would have the following effects:

(In millions of dollars)	1 Percentage Point Increase	1 Percentage Point Decrease
Effect on total of service and interest cost components	$—	$—
Effect on postretirement benefit obligation	$7	$(6)
Estimated Future Contributions
The Company expects to contribute approximately $82 million to its non-U.S. pension plans in 2018. Funding requirements for non-U.S. plans vary by country. Contribution rates are generally based on local funding practices and requirements, which may differ significantly from measurements under U.S. GAAP. Funding amounts may be influenced by future asset performance, the level of discount rates and other variables impacting the assets and/or liabilities of the plan. Discretionary contributions may also be affected by alternative uses of the Company’s cash flows, including dividends, investments and share repurchases.
In the U.K., the assumptions used to determine pension contributions are the result of legally-prescribed negotiations between the Company and the plans' trustee that typically occurs every three years in conjunction with the actuarial valuation of the plans. Currently, this results in a lower funded status than under U.S. GAAP and may result in contributions irrespective of the U.S. GAAP funded status. In November 2016, the Company and the Trustee of the U.K. Defined Benefits Plans agreed to a funding deficit recovery plan for the U.K. defined benefit pension plans. The current agreement with the Trustee sets out the annual deficit contributions which would be due based on the deficit at December 31, 2015. The funding level is subject to re-assessment, in most cases on November 1 of each year. If the funding level on November 1 is sufficient, no deficit funding contributions will be required in the following year, and the contribution amount will be deferred. The funding level was re-assessed on November 1, 2017 and no deficit funding contributions are required in 2018. The funding level will be re-assessed on November 1, 2018. As part of a long-term strategy, which depends on having greater influence over asset allocation and overall investment decisions, in November 2016 the Company renewed its agreement to support annual deficit contributions by the U.K. operating companies under certain circumstances, up to GBP 450 million over a seven-year period.
Estimated Future Benefit Payments
The estimated future benefit payments for the Company's pension and postretirement benefit plans are as follows:

For the Years Ended December 31,	Pension Benefits		Postretirement Benefits
(In millions of dollars)	U.S.	Non-U.S.	U.S.	Non-U.S.
2018	$254	$279	$4	$3
2019	$268	$297	$4	$4
2020	$285	$305	$4	$4
2021	$294	$316	$4	$3
2022	$303	$326	$3	$3
2023-2027	$1,642	$1,837	$14	$17
Defined Benefit Plans Fair Value Disclosures
The U.S. and non-U.S. plan investments are classified into Level 1, which refers to investments valued using quoted prices from active markets for identical assets; Level 2, which refers to investments not traded on an active market but for which observable market inputs are readily available; Level 3, which refers to investments valued based on significant unobservable inputs; and NAV, which refers to investments valued using net asset value as a practical expedient. Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

The following table sets forth, by level within the fair value hierarchy, a summary of the U.S. and non-U.S. plans' investments measured at fair value on a recurring basis at December 31, 2017 and 2016:

	Fair Value Measurements at December 31, 2017
Assets (In millions of dollars)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	NAV	Total
Common/collective trusts	$375	$—	$—	$7,611	$7,986
Corporate obligations	—	3,620	20	—	3,640
Corporate stocks	1,467	34	2	—	1,503
Private equity/partnerships	—	—	—	803	803
Government securities	15	556	—	—	571
Real estate	—	—	—	566	566
Short-term investment funds	391	16	—	—	407
Company common stock	326	—	—	—	326
Other investments	12	12	350	—	374
Total investments	$2,586	$4,238	$372	$8,980	$16,176

	Fair Value Measurements at December 31, 2016
Assets (In millions of dollars)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	NAV	Total
Common/collective trusts	$16	$—	$—	$6,805	$6,821
Corporate obligations	—	3,024	9	—	3,033
Corporate stocks	2,009	3	2	—	2,014
Private equity/partnerships	—	—	—	722	722
Government securities	11	380	—	—	391
Real estate	—	—	—	412	412
Short-term investment funds	297	22	—	—	319
Company common stock	270	—	—	—	270
Other investments	15	23	312	—	350
Total investments	$2,618	$3,452	$323	$7,939	$14,332

The tables below set forth a summary of changes in the fair value of the plans’ Level 3 assets for the years ended December 31, 2017 and December 31, 2016:

Assets (In millions)	Fair Value, January 1, 2017	Purchases	Sales	Unrealized Gain/ (Loss)	Realized Gain/ (Loss)	Exchange Rate Impact	Transfers in/(out) and Other	Fair Value, December 31, 2017
Other investments	$312	$20	$(15)	$(7)	$—	$40	$—	$350
Corporate stocks	2	—	—	—	—	—	—	2
Corporate obligations	9	9	(1)	9	—	1	(7)	20
Total assets	$323	$29	$(16)	$2	$—	$41	$(7)	$372

Assets (In millions)	Fair Value, January 1, 2016	Purchases	Sales	Unrealized Gain/ (Loss)	Realized Gain/ (Loss)	Exchange Rate Impact	Transfers in/(out) and Other	Fair Value, December 31, 2016
Other investments	$257	$27	$(28)	$67	$1	$(12)	$—	$312
Corporate stocks	2	—	—	—	—	—	—	2
Corporate obligations	1	8	—	1	—	(1)	—	9
Total assets	$260	$35	$(28)	$68	$1	$(13)	$—	$323
The following is a description of the valuation methodologies used for assets measured at fair value:
Company common stock:  Valued at the closing price reported on the New York Stock Exchange.
Common stocks, preferred stocks, convertible equity securities, rights/warrants and real estate investment trusts (included in Corporate stocks):  Valued at the closing price reported on the primary exchange.
Corporate bonds (included in Corporate obligations):  The fair value of corporate bonds is estimated using recently executed transactions, market price quotations (where observable) and bond spreads. The spread data used are for the same maturity as the bond. If the spread data does not reference the issuer, then data that references a comparable issuer are used. When observable price quotations are not available, fair value is determined based on cash flow models.
Commercial mortgage-backed and asset-backed securities (included in Corporate obligations):  Fair value is determined using discounted cash flow models. Observable inputs are based on trade and quote activity of bonds with similar features including issuer vintage, purpose of underlying loan (first or second lien), prepayment speeds and credit ratings. The discount rate is the combination of the appropriate rate from the benchmark yield curve and the discount margin based on quoted prices.
Common/Collective trusts:  Valued at the net asset value of units of a bank collective trust. The net asset value as provided by the trustee, is used as a practical expedient to estimate fair value. The net asset value is based on the fair value of the underlying investments held by the fund less its liabilities. This practical expedient is not used when it is determined to be probable that the fund will sell the investment for an amount different than the reported net asset value.
U.S. government bonds (included in Government securities):  The fair value of U.S. government bonds is estimated by pricing models that utilize observable market data including quotes, spreads and data points for yield curves.
U.S. agency securities (included in Government securities):  U.S. agency securities are comprised of two main categories consisting of agency issued debt and mortgage pass-throughs. Agency issued debt securities are valued by benchmarking market-derived prices to quoted market prices and trade data for identical or comparable securities. Mortgage pass-throughs include certain "To-be-announced" (TBA) securities and mortgage pass-through pools. TBA securities are generally valued using quoted market prices or are benchmarked thereto. Fair value of mortgage pass-through pools are model driven with respect to spreads of the comparable TBA security.
Private equity and real estate partnerships:  Investments in private equity and real estate partnerships are valued based on the fair value reported by the manager of the corresponding partnership and reported on a one quarter lag. The managers provide unaudited quarterly financial statements and audited annual financial statements which set forth the value of the fund. The valuations obtained from the managers are based on various analyses on the underlying holdings in each partnership, including financial valuation models and projections, comparable valuations from the public markets, and precedent private market transactions. Investments are valued in the accompanying financial statements based on the Plan’s beneficial interest in the underlying net assets of the partnership as determined by the partnership agreement.
Insurance group annuity contracts:  The fair values for these investments are based on the current market value of the aggregate accumulated contributions plus interest earned.
Swap assets (included in Other investments):  Fair values for interest rate swaps, equity index swaps and inflation swaps are estimated using a discounted cash flow pricing model. These models use observable market data such as contractual fixed rate, spot equity price or index value and dividend data. The fair values of credit default swaps are estimated using an income approach model which determines expected cash flows based on default probabilities from the issuer-specific credit spread curve and credit loss recovery rates, both of which are dependent on market quotes.
Short-term investment funds:  Primarily high-grade money market instruments valued at net asset value at year-end.
Registered investment companies:  Valued at the closing price reported on the primary exchange.
Defined Contribution Plans
The Company maintains certain defined contribution plans for its employees, including the Marsh & McLennan Companies 401(k) Savings & Investment Plan ("401(k) Plan"), that are qualified under U.S. tax laws. Under these plans, eligible employees may contribute a percentage of their base salary, subject to certain limitations. For the 401(k) Plan, the Company matches a fixed portion of the employees’ contributions. In addition, as mentioned above, as part of the modification to its U.S. defined benefit pension plans, the Company also amended its U.S. defined contribution retirement plans for most of its U.S. employees to add an automatic Company contribution equal to 4% of eligible base pay beginning on January 1, 2017. The 401(k) Plan contains an Employee Stock Ownership Plan feature under U.S. tax law. Approximately $499 million of the 401(k) Plan’s assets at December 31, 2017 and $436 million at December 31, 2016 were invested in the Company’s common stock. If a participant does not choose an investment direction for his or her future contributions, they are automatically invested in a BlackRock LifePath Portfolio that most closely matches the participant’s expected retirement year. The cost of these defined contribution plans was $130 million in 2017, $53 million in 2016 and $51 million in 2015. The increase in cost in 2017 as compared to 2016 is primarily due to the additional automatic Company contribution mentioned above. In addition, the Company has a significant defined contribution plan in the U.K. As noted above, effective August 1, 2014, a newly formed defined contribution plan replaced the existing defined contribution and defined benefit plans with regard to future service. The cost of the U.K. defined contribution plan was $75 million, $81 million and $93 million in 2017, 2016 and 2015, respectively. The decrease in cost over the past three years is primarily due to the impact of foreign currency translation.
8.    Stock Benefit Plans
The Company maintains multiple stock-based payment arrangements under which employees are awarded grants of restricted stock units, stock options and other forms of stock-based benefits.
Marsh & McLennan Companies, Inc. Incentive and Stock Award Plans
On May 19, 2011, the Marsh & McLennan Companies, Inc. 2011 Incentive and Stock Award Plan (the "2011 Plan") was approved by the Company's stockholders. The 2011 Plan replaced the Company's two previous equity incentive plans (the 2000 Senior Executive Incentive and Stock Award Plan and the 2000 Employee Incentive and Stock Award Plan).
The types of awards permitted under the 2011 Plan include stock options, restricted stock and restricted stock units payable in Company common stock or cash, and other stock-based and performance-based awards. The Compensation Committee of the Board of Directors (the "Compensation Committee") determines, at its discretion, which affiliates may participate in the 2011 Plan, which eligible employees will receive awards, the types of awards to be received, and the terms and conditions thereof. The right of an employee to receive an award may be subject to performance conditions as specified by the Compensation Committee. The 2011 Plan contains a provision which, in the event of a change in control of the Company, may accelerate the vesting of the awards. This provision requires both a change in control of the Company and a subsequent specified termination of employment for vesting to be accelerated.
The 2011 Plan retains the remaining share authority of the two previous plans as of the date the 2011 Plan was approved by stockholders. Thus, approximately 23.2 million shares of common stock, plus shares remaining unused under the previous plans, are available for awards over the life of the 2011 Plan.
The current practice is to grant non-qualified stock options, restricted stock units and/or performance stock units ("PSUs") on an annual basis to senior executives and a limited number of other employees as part of their total compensation. Restricted stock units are also granted to new hires or as retention awards for certain employees. Restricted stock has not been granted since 2005.
Stock Options: Options granted under the 2011 Plan may be designated as either incentive stock options or non-qualified stock options. The Compensation Committee determines the terms and conditions of the option, including the time or times at which an option may be exercised, the methods by which such exercise price may be paid, and the form of such payment. Options are generally granted with an exercise price equal to the market value of the Company's common stock on the date of grant. These option awards generally vest 25% per annum and have a contractual term of 10 years.
The estimated fair value of options granted is calculated using the Black-Scholes option pricing valuation model. This model takes into account several factors and assumptions. The risk-free interest rate is based on the yield on U.S. Treasury zero-coupon issues with a remaining term equal to the expected life assumption at the time of grant. The expected life (estimated period of time outstanding) is estimated using the contractual term of the option and the effects of employees' expected exercise and post-vesting employment termination behavior. The Company uses a blended volatility rate based on the following: (i) volatility derived from daily closing price observations for the 10-year period ended on the valuation date, (ii) implied volatility derived from traded options for the period one week before the valuation date and (iii) average volatility for the 10-year periods ended on 15 anniversaries prior to the valuation date, using daily closing price observations. The expected dividend yield is based on expected dividends for the expected term of the stock options.
The assumptions used in the Black-Scholes option pricing valuation model for options granted by the Company in 2017, 2016 and 2015 are as follows:

	2017	2016	2015
Risk-free interest rate	2.09%	1.39%	1.78%
Expected life (in years)	6.0	6.0	6.0
Expected volatility	23.23%	25.55%	23.75%
Expected dividend yield	1.86%	2.15%	1.97%

A summary of the status of the Company’s stock option awards as of December 31, 2017 and changes during the year then ended is presented below:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value ($000)
Balance at January 1, 2017	13,242,529	$39.15
Granted	1,710,853	$73.20
Exercised	(4,258,027)	$30.42
Forfeited	(494,653)	$62.00
Balance at December 31, 2017	10,200,702	$47.39	5.9 years	$351,317
Options vested or expected to vest at December 31, 2017	10,052,720	$47.17	5.9 years	$348,494
Options exercisable at December 31, 2017	6,247,224	$37.75	4.6 years	$275,398
In the above table, forfeited options are unvested options whose requisite service period has not been met. Expired options are vested options that were not exercised. The weighted-average grant-date fair value of the Company's option awards granted during the years ended December 31, 2017, 2016 and 2015 was $15.01, $11.57 and $11.34, respectively. The total intrinsic value of options exercised during the same periods was $195.3 million, $137.7 million and $124.6 million, respectively.
As of December 31, 2017, there was $14.9 million of unrecognized compensation cost related to the Company's option awards. The weighted-average period over which that cost is expected to be recognized is approximately 1.36 years. Cash received from the exercise of stock options for the years ended December 31, 2017, 2016 and 2015 was $126.7 million, $105.4 million and $134.7 million, respectively.
The Company's policy is to issue treasury shares upon option exercises or share unit conversion. The
Company intends to issue treasury shares as long as an adequate number of those shares is available.
Restricted Stock Units and Performance Stock Units: Restricted stock units may be awarded under the Company's 2011 Incentive and Stock Award Plan. The Compensation Committee determines the restrictions on such units, when the restrictions lapse, when the units vest and are paid, and under what terms the units are forfeited. The cost of these awards is amortized over the vesting period, which is generally three years. Awards to senior executives and other employees may include three-year performance-based restricted stock units and three-year service-based restricted stock units. The payout of performance stock units (payable in shares of the Company's common stock) ranges, generally, from 0-200% of the number of units granted, based on the achievement of objective, pre-determined Company performance measure(s), generally, over a three-year performance period. The Company accounts for these awards as performance condition restricted stock units. The performance condition is not considered in the determination of grant date fair value of such awards. Compensation cost is recognized over the performance period based on management's estimate of the number of units expected to vest and shares to be paid and is adjusted to reflect the actual number of shares paid out at the end of the three-year performance period. Dividend equivalents are not paid out unless and until such time that the award vests.

A summary of the status of the Company's restricted stock units and performance stock units as of December 31, 2017 and changes during the period then ended is presented below:

	Restricted Stock Units		Performance Stock Units
	Shares	Weighted Average Grant Date Fair Value	Shares	Weighted Average Grant Date Fair Value
Non-vested balance at January 1, 2017	3,044,029	$56.40	722,017	$54.68
Granted	2,610,599	$73.23	260,387	$73.20
Vested	(1,307,825)	$55.31	(212,458)	$48.19
Forfeited	(294,056)	$65.06	(79,345)	$61.92
Non-vested balance at December 31, 2017	4,052,747	$66.97	690,601	$62.82
The weighted-average grant-date fair value of the Company's restricted stock units granted during the years ended December 31, 2016 and 2015 was $57.54 and $56.81, respectively. The weighted average grant date fair value of the Company's performance stock units granted during the years ended December 31, 2016 and 2015 was $57.47 and $57.33, respectively. The total fair value of the shares distributed during the years ended December 31, 2017, 2016 and 2015 in connection with the Company's non-option equity awards was $117.1 million, $91.4 million and $114.3 million, respectively.
The payout of shares in 2017 with respect to the PSUs awarded in 2014 was 120% of target based on performance for the three-year performance period. The payout of shares with respect to the PSUs that vested in 2017 due to certain types of termination was based on performance for the abbreviated performance period. In aggregate, 254,455 shares became distributable in respect to PSUs vested in 2017.
As of December 31, 2017, there was $197.4 million of unrecognized compensation cost related to the Company's restricted stock units and performance stock unit awards. The weighted-average period over which that cost is expected to be recognized is approximately 1.08 years.
Marsh & McLennan Companies Stock Purchase Plans
In May 1999, the Company's stockholders approved an employee stock purchase plan (the "1999 Plan") to replace the 1994 Employee Stock Purchase Plan (the "1994 Plan"), which terminated on September 30, 1999 following its fifth annual offering. Under the current terms of the Plan, shares are purchased four times during the plan year at a price that is 95% of the average market price on each quarterly purchase date. Under the 1999 Plan, after including the available remaining unused shares in the 1994 Plan and reducing the shares available by 10,000,000 consistent with the Company's Board of Directors' action in March 2007, no more than 35,600,000 shares of the Company's common stock may be sold. Employees purchased 428,244 shares during the year ended December 31, 2017 and at December 31, 2017, 1,353,166 shares were available for issuance under the 1999 Plan. Under the 1995 Company Stock Purchase Plan for International Employees (the "International Plan"), after reflecting the additional 5,000,000 shares of common stock for issuance approved by the Company's Board of Directors in July 2002, and the addition of 4,000,000 shares due to a shareholder action in May 2007, no more than 12,000,000 shares of the Company's common stock may be sold. Employees purchased 121,292 shares during the year ended December 31, 2017 and there were 2,491,910 shares available for issuance at December 31, 2017 under the International Plan. The plans are considered non-compensatory.

9.    Fair Value Measurements
Fair Value Hierarchy
The Company has categorized its assets and liabilities that are valued at fair value on a recurring basis into a three-level fair value hierarchy as defined by the FASB. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets and liabilities (Level 1) and lowest priority to unobservable inputs (Level 3). In some cases, the inputs used to measure fair value might fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy, for disclosure purposes, is determined based on the lowest level input that is significant to the fair value measurement. Assets and liabilities recorded in the consolidated balance sheets at fair value are categorized based on the inputs in the valuation techniques as follows:

Level 1.
Assets and liabilities whose values are based on unadjusted quoted prices for identical assets or liabilities in an active market (examples include active exchange-traded equity securities and exchange-traded money market mutual funds).

Assets and liabilities using Level 1 inputs include exchange-traded equity securities, exchange-traded mutual funds and money market funds.

Level 2.	Assets and liabilities whose values are based on the following:

a)	Quoted prices for similar assets or liabilities in active markets;

b)	Quoted prices for identical or similar assets or liabilities in non-active markets (examples include corporate and municipal bonds, which trade infrequently);

c)
Pricing models whose inputs are observable for substantially the full term of the asset or liability (examples include most over-the-counter derivatives, including interest rate and currency swaps); and

d)
Pricing models whose inputs are derived principally from or corroborated by observable market data through correlation or other means for substantially the full asset or liability (for example, certain mortgage loans).

The Company does not have any assets or liabilities that use Level 2 inputs.

Level 3.
Assets and liabilities whose values are based on prices, or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. These inputs reflect management’s own assumptions about the assumptions a market participant would use in pricing the asset or liability (certain commercial mortgage whole loans, and long-dated or complex derivatives including certain foreign exchange options and long-dated options on gas and power).

Liabilities using Level 3 inputs include liabilities for contingent purchase consideration.
Valuation Techniques
Equity Securities, Money Market Funds and Mutual Funds - Level 1
Investments for which market quotations are readily available are valued at the sale price on their principal exchange or, for certain markets, official closing bid price. Money market funds are valued using a valuation technique that results in price per share at $1.00.
Contingent Purchase Consideration Liability - Level 3
Purchase consideration for some acquisitions made by the Company includes contingent consideration arrangements. These arrangements typically provide for the payment of additional consideration if earnings and revenue targets are met over periods from two to four years. The fair value of contingent consideration is estimated as the present value of future cash flows resulting from the projected revenue and earnings of the acquired entities.

The following fair value hierarchy table presents information about the Company’s assets and liabilities measured at fair value on a recurring basis as of December 31, 2017 and 2016:

(In millions of dollars)	Identical Assets (Level 1)		Observable Inputs (Level 2)		Unobservable Inputs (Level 3)		Total
	12/31/17	12/31/16	12/31/17	12/31/16	12/31/17	12/31/16	12/31/17	12/31/16
Assets:
Financial instruments owned:
Exchange traded equity securities (a)	$81	$89	$—	$—	$—	$—	$81	$89
Mutual funds(a)	158	141	—	—	—	—	158	141
Money market funds(b)	143	22	—	—	—	—	143	22
Total assets measured at fair value	$382	$252	$—	$—	$—	$—	$382	$252
Fiduciary Assets:
Money market funds	$111	$90	$—	$—	$—	$—	$111	$90
Total fiduciary assets measured at fair value	$111	$90	$—	$—	$—	$—	$111	$90
Liabilities:
Contingent purchase consideration liability(c)	$—	$—	$—	$—	$189	$241	$189	$241
Total liabilities measured at fair value	$—	$—	$—	$—	$189	$241	$189	$241
(a) Included in other assets in the consolidated balance sheets.
(b) Included in cash and cash equivalents in the consolidated balance sheets.
(c) Included in accounts payable and accrued liabilities and other liabilities in the consolidated balance sheets.
During the year ended December 31, 2017, there were no assets or liabilities that were transferred between any of the levels.
The table below sets forth a summary of the changes in fair value of the Company’s Level 3 liabilities for the years ended December 31, 2017 and December 31, 2016 that represent contingent purchase consideration related to acquisitions:

(In millions)	2017	2016
Balance at January 1,	$241	$309
Additions	51	17
Payments	(108)	(86)
Revaluation Impact	3	9
Other (a)	2	(8)
Balance at December 31,	$189	$241
(a) Primarily reflects the impact of foreign exchange.
The fair value of the contingent purchase consideration liability is based on projections of revenue and earnings for the acquired entities that are reassessed on a quarterly basis. As set forth in the table above, based on the Company's ongoing assessment of the fair value of contingent consideration, the Company recorded a net increase in the estimated fair value of such liabilities for prior period acquisitions of $3 million for the year ended December 31, 2017. A 5% increase in the above mentioned projections would increase the liability by approximately $18 million. A 5% decrease in the above mentioned projections would decrease the liability by approximately $19 million.
Long-Term Investments
The Company holds investments in certain private equity investments, public companies and private companies that are accounted for using the equity method of accounting. The carrying value of these investments was $405 million and $389 million at December 31, 2017 and 2016, respectively.

Private Equity Investments
The Company's investments in private equity funds were $76 million and $79 million at December 31, 2017 and December 31, 2016, respectively. The carrying values of these private equity investments approximates fair value. The underlying private equity funds follow investment company accounting, where investments within the fund are carried at fair value. The Company records in earnings, investment gains/losses for its proportionate share of the change in fair value of the funds. These investments are included in other assets in the consolidated balance sheets.
Investments in Public and Private Companies
Alexander Forbes: The Company owns approximately 33% of the common stock of Alexander Forbes, a South African company listed on the Johannesburg Stock Exchange, which it purchased in 2014 for 7.50 South African Rand per share. As of December 31, 2017, the carrying value of the Company’s investment in Alexander Forbes was approximately $266 million. As of December 31, 2017, the market value of the approximately 443 million shares of Alexander Forbes owned by the Company, based on the December 31, 2017 closing share price of 6.87 South African Rand per share, was approximately $239 million. The Company considered several factors in assessing its investment in Alexander Forbes, including its financial position, the near- and long-term prospects of Alexander Forbes and the broader South African economy and capital markets, the length of time and extent to which the market value was below cost and the Company’s intent and ability to retain the investment for a sufficient period of time to allow for anticipated recovery in market value. The shares traded over a broad range during the year, with a high of 7.95 Rand and a low of 5.26 Rand, and experienced several cycles of price declines and recovery in 2017. The shares traded above 7.50 Rand multiple times during the fourth quarter of 2017. Based on its assessment of the factors discussed above, the Company determined the investment was not impaired.
The Company’s investment in Alexander Forbes and its other equity investments in private insurance and consulting companies are accounted for using the equity method of accounting, the results of which are included in revenue in the consolidated income statements and the carrying value of which is included in other assets in the consolidated balance sheets. The Company records its share of income or loss on its equity method investments on a one quarter lag basis.
Benefitfocus: On February 24, 2015, Mercer purchased shares of common stock of Benefitfocus (NASDAQ:BNFT) constituting approximately 9.9% of BNFT's outstanding capital stock as of the acquisition date. The purchase price for the BNFT shares and certain other rights and other consideration was approximately $75 million. Until December 31, 2016, the Company accounted for this investment under the cost method of accounting as the shares purchased were categorized as restricted. Effective December 31, 2016, these shares were no longer considered restricted for the purpose of determining if they are marketable securities under applicable accounting guidance, and are now accounted for as available for sale securities and included in other assets in the consolidated balance sheets. The value of the BNFT shares based on the closing price on the NASDAQ at December 31, 2017 was approximately $76 million.
Deconsolidation of a Subsidiary
Marsh operates in India through Marsh India Insurance Brokers Limited (Marsh India), which is owned 26% by Marsh and 74% by local shareholders. Prior to the second quarter of 2016, under the terms of its shareholders’ agreement with the local shareholders, Marsh had a controlling financial interest in Marsh India and its results were consolidated as required under U.S. GAAP. Under the Insurance Laws (Amendment) Act 2015 of India and related regulations issued by the Indian Insurance Regulatory and Development Authority, Indian insurance companies (including insurance intermediaries and brokers like Marsh India) must now be controlled by Indian promoters or Indian investors.
In the second quarter of 2016, the shareholders’ agreement among the shareholders of Marsh India was amended to comply with these new regulations, which resulted in Marsh no longer having a controlling financial interest under U.S. GAAP. In accordance with U.S. GAAP, the Company was required to deconsolidate Marsh India and recognize its interest in Marsh India at fair value, with the difference between the carrying value and fair value recognized in earnings. The Company estimated the fair value of its interest in Marsh India, primarily using a discounted cash flow approach, which considered various cash flow scenarios and a discount rate appropriate for the investment. Certain provisions relating to restrictions on sales and repurchase of shares of Marsh India owned by its employees were also required to be removed by the new regulations. As a result, the deferred compensation expense related to those shares was accelerated in the second quarter of 2016. The net gain on the Company’s pre-tax income as a result of these changes was approximately $11 million, which is included in revenue for the year ended 2016. Beginning on May 1, 2016, the Company accounted for its investment in Marsh India using the equity method of accounting.
The summarized financial information presented below reflects the aggregated financial information of all equity method investees as of and for the twelve months ended September 30 of each year (or portion of those twelve months the Company owned its investment), consistent with the Company’s recognition of the results of its equity method investments on a one quarter lag. The investment income information presented below reflects the net realized and unrealized gains/losses, net of expenses, related to the Company's investments in several private equity funds. Certain of the Company’s equity method investments, including Alexander Forbes, have unclassified balance sheets. Therefore, the asset and liability information presented below are not split between current and non-current.
Below is a summary of the financial information for the Company's equity method investees:

For the Twelve Months Ended September 30,
(In millions of dollars)	2017	2016	2015
Revenue	$628	$843	$1,018
Net investment income (a)	$1,834	$1,824	$1,620
Net income	$476	$91	$196

As of September 30,
(In millions of dollars)	2017	2016
Total assets	$24,739	$22,997
Total liabilities	$22,817	$21,087
Non-controlling interests	$19	$12
(a) Net investment income in 2017, 2016 and 2015 includes approximately $1.5 billion, $1.9 billion and $1.5 billion, respectively, related to Alexander Forbes, substantially all of which is credited to policy holders.

10.    Long-term Commitments
The Company leases office facilities, equipment and automobiles under non-cancelable operating leases. These leases expire on varying dates, in some instances contain renewal and expansion options, do not restrict the payment of dividends or the incurrence of debt or additional lease obligations, and contain no significant purchase options. In addition to the base rental costs, occupancy lease agreements generally provide for rent escalations resulting from increased assessments for real estate taxes and other charges. Approximately 99% of the Company’s lease obligations are for the use of office space.
The consolidated statements of income include net rental costs of $354 million, $367 million and $381 million for 2017, 2016 and 2015, respectively, after deducting rentals from subleases ($8 million in 2017, $9 million in 2016 and $14 million in 2015). These net rental costs exclude rental costs and sublease income for previously accrued restructuring charges related to vacated space.
At December 31, 2017, the aggregate future minimum rental commitments under all non-cancelable operating lease agreements are as follows:

For the Years Ended December 31,	Gross Rental Commitments	Rentals from Subleases	Net Rental Commitments
(In millions of dollars)
2018	$355	$41	$314
2019	$316	$34	$282
2020	$291	$31	$260
2021	$226	$3	$223
2022	$207	$1	$206
Subsequent years	$773	$1	$772
The Company has entered into agreements, primarily with various service companies, to outsource certain information systems activities and responsibilities and processing activities. Under these agreements, the Company is required to pay minimum annual service charges. Additional fees may be payable depending upon the volume of transactions processed, with all future payments subject to increases for inflation. At December 31, 2017, the aggregate fixed future minimum commitments under these agreements are as follows:

For the Years Ended December 31,	Future Minimum Commitments
(In millions of dollars)
2018	$228
2019	106
2020	28
Subsequent years	25
$387

11.    Debt
The Company’s outstanding debt is as follows:

December 31,
(In millions)	2017	2016
Short-term:
Commercial paper	$—	$50
Current portion of long-term debt	262	262
	262	312
Long-term:
Senior notes – 2.30% due 2017	—	250
Senior notes – 2.55% due 2018	250	249
Senior notes – 2.35% due 2019	299	299
Senior notes – 2.35% due 2020	498	497
Senior notes – 4.80% due 2021	498	498
Senior notes – 2.75% due 2022	496	—
Senior notes – 3.30% due 2023	348	347
Senior notes – 4.05% due 2023	248	248
Senior notes – 3.50% due 2024	596	596
Senior notes – 3.50% due 2025	496	495
Senior notes – 3.75% due 2026	596	596
Senior notes – 5.875% due 2033	297	297
Senior notes – 4.35% due 2047	492	—
Mortgage – 5.70% due 2035	370	382
Other	3	3
	5,487	4,757
Less current portion	262	262
	$5,225	$4,495
The senior notes in the table above are registered by the Company with the Securities and Exchange Commission, and are not guaranteed.
The Company has established a short-term debt financing program of up to $1.5 billion through the issuance of commercial paper. The proceeds from the issuance of commercial paper are used for general corporate purposes. The Company had no commercial paper outstanding at December 31, 2017.
In January 2017, the Company issued $500 million of 2.75% senior notes due 2022 and $500 million of 4.35% senior notes due 2047. The Company used the net proceeds for general corporate purposes, including the repayment of a $250 million debt maturity in April 2017.
In March 2016, the Company issued $350 million of 3.30% seven-year senior notes. The Company used the net proceeds for general corporate purposes.
The Company and certain of its foreign subsidiaries maintain a $1.5 billion multi-currency five-year unsecured revolving credit facility. The interest rate on this facility is based on LIBOR plus a fixed margin which varies with the Company's credit ratings. This facility expires in November 2020 and requires the Company to maintain certain coverage and leverage ratios which are tested quarterly. There were no borrowings outstanding under this facility at December 31, 2017.
Additional credit facilities, guarantees and letters of credit are maintained with various banks, primarily related to operations located outside the United States, aggregating $624 million at December 31, 2017 and $376 million at December 31, 2016. There was $0 million of outstanding borrowings under these facilities at December 31, 2017 and $1.6 million of outstanding borrowings under these facilities at December 31, 2016.

Scheduled repayments of long-term debt in 2018 and in the four succeeding years are $262 million, $316 million, $514 million, $515 million and $515 million, respectively.
Fair value of Short-term and Long-term Debt
The estimated fair value of the Company’s short-term and long-term debt is provided below. Certain estimates and judgments were required to develop the fair value amounts. The fair value amounts shown below are not necessarily indicative of the amounts that the Company would realize upon disposition, nor do they indicate the Company’s intent or need to dispose of the financial instrument.

	December 31, 2017		December 31, 2016
(In millions of dollars)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Short-term debt	$262	$264	$312	$313
Long-term debt	$5,225	$5,444	$4,495	$4,625
The fair value of the Company’s short-term debt consists primarily of commercial paper and term debt maturing within the next year and its fair value approximates its carrying value. The estimated fair value of a primary portion of the Company's long-term debt is based on discounted future cash flows using current interest rates available for debt with similar terms and remaining maturities. Short- and long-term debt would be classified as Level 2 in the fair value hierarchy.
12.    Integration and Restructuring Costs
In 2017, the Company implemented restructuring actions which resulted in costs totaling $40 million. Restructuring costs consist primarily for severance at Mercer, Marsh and Corporate, as well as future rent under non-cancelable leases at Corporate. These costs were incurred as follows: Risk and Insurance Services—$11 million; Consulting—$19 million; and Corporate—$10 million.
Details of the restructuring liability activity from January 1, 2016 through December 31, 2017, including actions taken prior to 2017, are as follows:

(In millions)	Balance at 1/1/16	Expense Incurred	Cash Paid	Other	Balance at 12/31/16	Expense Incurred	Cash Paid	Other	Balance at 12/31/17
Severance	$15	$40	$(22)	$(1)	$32	$31	$(49)	$1	$15
Future rent under non-cancelable leases and other costs	78	4	(17)	(4)	61	9	(22)	2	50
Total	$93	$44	$(39)	$(5)	$93	$40	$(71)	$3	$65
As of January 1, 2015, the liability balance related to restructuring activity was $92 million. In 2015, the Company accrued $28 million and had cash payments and other adjustments of $27 million related to restructuring activities that resulted in the liability balance at January 1, 2016 reported above.
The expenses associated with the above initiatives are included in compensation and benefits and other operating expenses in the consolidated statements of income. The liabilities associated with these initiatives are classified on the consolidated balance sheets as accounts payable and accrued liabilities, other liabilities, or accrued compensation and employee benefits, depending on the nature of the items.
13.    Common Stock
During 2017, the Company repurchased 11.5 million shares of its common stock for total consideration of $900 million. In November 2016, the Board of Directors of the Company authorized the Company to repurchase up to $2.5 billion of the Company's common stock, which superseded any prior authorizations. The Company remains authorized to purchase additional shares of its common stock up to a value of approximately $1.5 billion. There is no time limit on the authorization. During 2016, the Company purchased 12.7 million shares of its common stock for total consideration of $800 million.

The Company issued approximately 5.8 million and 5.3 million shares related to stock compensation and employee stock purchase plans during the years ended December 31, 2017 and 2016, respectively.
14. Claims, Lawsuits and Other Contingencies
Litigation Matters
The Company and its subsidiaries are subject to a significant number of claims, lawsuits and proceedings in the ordinary course of business. Such claims and lawsuits consist principally of alleged errors and omissions in connection with the performance of professional services, including the placement of insurance, the provision of actuarial services for corporate and public sector clients, the provision of investment advice and investment management services to pension plans, the provision of advice relating to pension buy-out transactions and the provision of consulting services relating to the drafting and interpretation of trust deeds and other documentation governing pension plans. These claims may seek damages, including punitive and treble damages, in amounts that could be significant. In establishing liabilities for errors and omissions claims in accordance with FASB guidance on Contingencies - Loss Contingencies, the Company uses case level reviews by inside and outside counsel, and internal actuarial analysis by Oliver Wyman Group, a subsidiary of the Company, and other methods to estimate potential losses. A liability is established when a loss is both probable and reasonably estimable. The liability is reviewed quarterly and adjusted as developments warrant. In many cases, the Company has not recorded a liability, other than for legal fees to defend the claim, because we are unable, at the present time, to make a determination that a loss is both probable and reasonably estimable.
To the extent that expected losses exceed our deductible in any policy year, the Company also records an asset for the amount that we expect to recover under any available third-party insurance programs. The Company has varying levels of third-party insurance coverage, with policy limits and coverage terms varying significantly by policy year.
Governmental Inquiries and Enforcement Matters
Our activities are regulated under the laws of the United States and its various states, the European Union and its member states, and the other jurisdictions in which the Company operates.
Risk and Insurance Services Segment
In April 2017, the Financial Conduct Authority in the United Kingdom (the "FCA") commenced a civil competition investigation into the aviation insurance and reinsurance sector. In connection with that investigation, the FCA carried out an on-site inspection at the London office of Marsh Limited, our Marsh and Guy Carpenter operating subsidiary in the United Kingdom. The FCA indicated that it had reasonable grounds for suspecting that Marsh Limited and other participants in the market have been sharing competitively sensitive information within the aviation insurance and reinsurance broking sector.
In October 2017, the Company received a notice that the Directorate-General for Competition of the European Commission had commenced a civil investigation of a number of insurance brokers, including Marsh, regarding "the exchange of commercially sensitive information between competitors in relation to aviation and aerospace insurance and reinsurance broking products and services in the European Economic Area ("EEA"), as well as possible coordination between competitors." In light of the action taken by the European Commission, the FCA informed Marsh Limited at the same time that it has discontinued its investigation under U.K. competition law into the aviation insurance and reinsurance sector.
In July 2017, the Directorate-General for Competition of the European Commission together with the Irish Competition and Consumer Protection Commission conducted on-site inspections at the offices of Marsh and other industry participants in Dublin in connection with an investigation regarding the "possible participation in anticompetitive agreements and/or concerted practices contrary to [E.U. competition law] in the market for commercial motor insurance in the Republic of Ireland." In December 2017, we received a request from the Directorate-General for Competition of the European Commission seeking documents and information relating to its investigation.
We are cooperating with these investigations and are conducting our own reviews. As these investigations are at early stages, we are unable to predict their likely timing, outcome or ultimate impact.

There can be no assurance that the ultimate resolution of these or any related matters will not have a material adverse effect on our consolidated results of operations, financial condition or cash flows.
In November 2017, the FCA announced the terms of reference for a market study concerning the wholesale insurance broker sector in the United Kingdom, which affects Marsh and Guy Carpenter. The FCA is conducting the study to assess “how effective competition is working in the wholesale insurance broker sector” and "how brokers influence competition in the underwriting sector." The FCA is expected to publish its interim report in the fall of 2018, with a final report expected in 2019.
Consulting Segment
In June 2017, the FCA issued a final report in connection with a market study of the U.K. asset management industry, which includes asset managers and investment consultants, including Mercer. Following the report, in September 2017, the FCA announced its decision to refer the investment consulting and fiduciary management markets to the U.K. Competition & Markets Authority (the "CMA") for a market investigation. The CMA expects to conclude its investigation of the investment consulting and fiduciary management markets by March 2019.
In the ordinary course of business, the Company is also subject to other investigations, market studies, subpoenas, lawsuits and other regulatory actions undertaken by governmental authorities.
Other Contingencies-Guarantees
In connection with its acquisition of U.K.-based Sedgwick Group in 1998, the Company acquired several insurance underwriting businesses that were already in run-off, including River Thames Insurance Company Limited ("River Thames"), which the Company sold in 2001. Sedgwick guaranteed payment of claims on certain policies underwritten through the Institute of London Underwriters (the "ILU") by River Thames. The policies covered by this guarantee were reinsured up to £40 million by a related party of River Thames. Payment of claims under the reinsurance agreement is collateralized by segregated assets held in a trust. As of December 31, 2017, the reinsurance coverage exceeded the best estimate of the projected liability of the policies covered by the guarantee. To the extent River Thames or the reinsurer is unable to meet its obligations under those policies, a claimant may seek to recover from the Company under the guarantee.
From 1980 to 1983, the Company owned indirectly the English & American Insurance Company ("E&A"), which was a member of the ILU. The ILU required the Company to guarantee a portion of E&A's obligations. After E&A became insolvent in 1993, the ILU agreed to discharge the guarantee in exchange for the Company's agreement to post an evergreen letter of credit that is available to pay claims by policyholders on certain E&A policies issued through the ILU and incepting between July 3, 1980 and October 6, 1983. Certain claims have been paid under the letter of credit and the Company anticipates that additional claimants may seek to recover against the letter of credit.

* * * *
The pending proceedings described above and other matters not explicitly described in this Note 14 on Claims, Lawsuits and Other Contingencies may expose the Company or its subsidiaries to liability for significant monetary damages, fines, penalties or other forms of relief. Where a loss is both probable and reasonably estimable, the Company establishes liabilities in accordance with FASB guidance on Contingencies - Loss Contingencies. Except as described above, the Company is not able at this time to provide a reasonable estimate of the range of possible loss attributable to these matters or the impact they may have on the Company's consolidated results of operations, financial position or cash flows. This is primarily because these matters are still developing and involve complex issues subject to inherent uncertainty. Adverse determinations in one or more of these matters could have a material impact on the Company's consolidated results of operations, financial condition or cash flows in a future period.

15.    Segment Information
The Company is organized based on the types of services provided. Under this structure, the Company’s segments are:

▪	Risk and Insurance Services, comprising insurance services (Marsh) and reinsurance services (Guy Carpenter); and

▪	Consulting, comprising Mercer and Oliver Wyman Group
The accounting policies of the segments are the same as those used for the consolidated financial statements described in Note 1. Segment performance is evaluated based on segment operating income, which includes directly related expenses, and charges or credits related to integration and restructuring but not the Company’s corporate-level expenses. Segment operating income presented below reflects the change in presentation under recently issued accounting guidance for net periodic pension and postretirement benefit costs adopted on January 1, 2018. As such, segment operating income no longer includes the non-service cost components of net periodic pension and postretirement benefit costs. Revenues are attributed to geographic areas on the basis of where the services are performed.
Selected information about the Company’s segments and geographic areas of operation are as follows:

For the Year Ended December 31, (In millions of dollars)	Revenue		Operating Income (Loss)	Total Assets		Depreciation and Amortization	Capital Expenditures
2017 –
Risk and Insurance Services	$7,630	(a)	$1,731	$16,490		$282	$139
Consulting	6,444	(b)	1,110	8,200		129	88
Total Segments	14,074		2,841	24,690		411	227
Corporate/Eliminations	(50)		(186)	(4,261)	(c)	70	75
Total Consolidated	$14,024		$2,655	$20,429		$481	$302
2016 –
Risk and Insurance Services	$7,143	(a)	$1,581	$14,728		$248	$128
Consulting	6,112	(b)	1,038	6,770		121	68
Total Segments	13,255		2,619	21,498		369	196
Corporate/Eliminations	(44)		(188)	(3,308)	(c)	69	57
Total Consolidated	$13,211		$2,431	$18,190		$438	$253
2015 –
Risk and Insurance Services	$6,869	(a)	$1,366	$13,290		$240	$136
Consulting	6,064	(b)	1,014	6,485		120	108
Total Segments	12,933		2,380	19,775		360	244
Corporate/Eliminations	(40)		(196)	(1,559)	(c)	63	81
Total Consolidated	$12,893		$2,184	$18,216		$423	$325

(a)
Includes inter-segment revenue of $5 million in 2017 and $6 million in both 2016 and 2015, interest income on fiduciary funds of $39 million, $26 million and $21 million in 2017, 2016 and 2015, respectively, and equity method income of $14 million, $12 million and $6 million in 2017, 2016 and 2015, respectively.

(b)
Includes inter-segment revenue of $45 million, $38 million and $34 million in 2017, 2016 and 2015, respectively, interest income on fiduciary funds of $4 million, $3 million and $4 million in 2017, 2016 and 2015, respectively and equity method income of $17 million, $19 million and $21 million in 2017, 2016 and 2015, respectively.

(c)	Corporate assets primarily include insurance recoverables, pension related assets, the owned portion of the Company headquarters building and intercompany eliminations.

Details of operating segment revenue are as follows:

For the Years Ended December 31,
(In millions of dollars)	2017	2016	2015
Risk and Insurance Services
Marsh	$6,433	$5,997	$5,745
Guy Carpenter	1,197	1,146	1,124
Total Risk and Insurance Services	7,630	7,143	6,869
Consulting
Mercer	4,528	4,323	4,313
Oliver Wyman Group	1,916	1,789	1,751
Total Consulting	6,444	6,112	6,064
Total Segments	14,074	13,255	12,933
Corporate/Eliminations	(50)	(44)	(40)
Total	$14,024	$13,211	$12,893
Information by geographic area is as follows:

For the Years Ended December 31,
(In millions of dollars)	2017	2016	2015
Revenue
United States	$6,870	$6,573	$6,316
United Kingdom	2,112	2,019	2,036
Continental Europe	2,197	2,022	1,902
Asia Pacific	1,517	1,363	1,333
Other	1,378	1,278	1,346
	14,074	13,255	12,933
Corporate/Eliminations	(50)	(44)	(40)
Total	$14,024	$13,211	$12,893

For the Years Ended December 31,
(In millions of dollars)	2017	2016	2015
Fixed Assets, Net
United States	$399	$412	$460
United Kingdom	91	94	115
Continental Europe	57	53	57
Asia Pacific	78	76	49
Other	87	90	92
Total	$712	$725	$773

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and the Board of Directors of Marsh & McLennan Companies, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Marsh & McLennan Companies, Inc. and subsidiaries (the "Company") as of December 31, 2017 and 2016, the related consolidated statements of income, comprehensive income, cash flows, and equity for each of the three years in the period ended December 31, 2017, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2017, based on the criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report (not presented herein) dated February 22, 2018 expressed an unqualified opinion on the Company’s internal control over financial reporting.
Change in Accounting Principle
As discussed in Note 1 to the financial statements, the accompanying financial statements have been retrospectively adjusted for the change in presentation of the other components of net periodic benefit costs.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide reasonable basis for our opinion.

/s/ Deloitte & Touche LLP
New York, New York
February 22, 2018 (May 9, 2018 as to Notes 1, 7, and 15)

We have served as the Company’s auditor since 1989.

Marsh & McLennan Companies, Inc. and Subsidiaries
SELECTED QUARTERLY FINANCIAL DATA AND
SUPPLEMENTAL INFORMATION (UNAUDITED)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
(In millions, except per share figures)
2017:
Revenue	$3,503	$3,495	$3,341	$3,685
Operating income	$749	$701	$535	$670
Income from continuing operations	$578	$507	$397	$28
Discontinued operations, net of tax	$—	$—	$—	$2
Net income attributable to the Company	$569	$501	$393	$29
Basic Per Share Data(a):
Continuing operations	$1.10	$0.98	$0.77	$0.05
Discontinued operations, net of tax	$—	$—	$—	$0.01
Net income attributable to the Company	$1.10	$0.98	$0.77	$0.06
Diluted Per Share Data(a):
Continuing operations	$1.09	$0.96	$0.76	$0.05
Discontinued operations, net of tax	$—	$—	$—	$0.01
Net income attributable to the Company	$1.09	$0.96	$0.76	$0.06
Dividends Paid Per Share	$0.34	$0.34	$0.375	$0.375
2016:
Revenue	$3,336	$3,376	$3,135	$3,364
Operating income	$673	$661	$517	$580
Income from continuing operations	$490	$480	$384	$441
Discontinued operations, net of tax	$—	$—	$—	$—
Net income attributable to the Company	$481	$472	$379	$436
Basic Per Share Data:
Continuing operations	$0.92	$0.91	$0.73	$0.85
Discontinued operations, net of tax	$—	$—	$—	$—
Net income attributable to the Company	$0.92	$0.91	$0.73	$0.85
Diluted Per Share Data:
Continuing operations	$0.91	$0.90	$0.73	$0.84
Discontinued operations, net of tax	$—	$—	$—	$—
Net income attributable to the Company	$0.91	$0.90	$0.73	$0.84
Dividends Paid Per Share	$0.31	$0.31	$0.34	$0.34
As of February 19th, 2018, there were 5,346 stockholders of record.
(a) Includes the impact of a $460 million provisional charge related to the enactment of U.S. tax reform.